AGREEMENT AND PLAN OF MERGER
BY AND BETWEEN

FIRST NIAGARA FINANCIAL GROUP, INC.

AND

GREAT LAKES BANCORP, INC.

SEPTEMBER 9, 2007

TABLE OF CONTENTS
ARTICLE I CERTAIN DEFINITIONS		1
1.1.	Certain Definitions.	1
ARTICLE II THE MERGER		8
2.1.	Merger.	8
2.2.	Effective Time.	8
2.3.	Certificate of Incorporation and Bylaws.	8
2.4.	Directors and Officers of Surviving Corporation.	8
2.5.	Advisory Board.	9
2.6.	Effects of the Merger.	9
2.7	Tax Consequences.	9
2.8.	Possible Alternative Structures.	9
2.9.	Bank Merger	9
2.10.	Additional Actions	10
ARTICLE III CONVERSION OF SHARES		10
3.1.	Conversion of GLB Common Stock; Merger Consideration.	10
3.2.	Election Procedures.	12
3.3.	Procedures for Exchange of GLB Common Stock.	15
3.4	Reservation of Shares.	17
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF GLB		17
4.1.	Standard.	18
4.2.	Organization.	18
4.3.	Capitalization.	19
4.4.	Authority; No Violation.	19
4.5.	Consents.	20
4.6.	Financial Statements.	21
4.7.	Taxes.	22
4.8.	No Material Adverse Effect.	23
4.9.	Material Contracts; Leases; Defaults.	23
4.10.	Ownership of Property; Insurance Coverage.	25
4.11.	Legal Proceedings.	26
4.12.	Compliance With Applicable Law.	26
4.13.	Employee Benefit Plans.	27
4.14.	Brokers, Finders and Financial Advisors.	30
4.15.	Environmental Matters.	30
4.16.	Loan Portfolio.	31
4.17.	Securities Documents.	32
4.18.	Related Party Transactions.	33
4.19.	Deposits.	33
4.20.	Antitakeover Provisions Inapplicable; Required Vote.	33
4.21.	Registration Obligations.	33
4.22.	Risk Management Instruments.	33
4.23.	Fairness Opinion.	34
4.24.	Trust Accounts	34
4.25.	Intellectual Property	34

(i)

4.26.	Labor Matters	34
4.27.	GLB Information Supplied	35
ARTICLE V REPRESENTATIONS AND WARRANTIES OF FNFG		35
5.1.	Standard.	35
5.2.	Organization.	36
5.3.	Capitalization.	36
5.4.	Authority; No Violation.	37
5.5.	Consents.	37
5.6.	Financial Statements.	38
5.7.	Taxes.	39
5.8.	No Material Adverse Effect.	39
5.9.	Ownership of Property; Insurance Coverage.	40
5.10.	Legal Proceedings.	40
5.11.	Compliance With Applicable Law.	40
5.12.	Employee Benefit Plans.	41
5.13.	Environmental Matters.	43
5.14.	Loan Losses.	43
5.15.	Securities Documents	43
5.16.	Brokers, Finders and Financial Advisors	43
5.17.	FNFG Common Stock	44
5.18.	FNFG Information Supplied	44
ARTICLE VI COVENANTS OF GLB		44
6.1.	Conduct of Business.	44
6.2.	Current Information.	48
6.3.	Access to Properties and Records.	49
6.4.	Financial and Other Statements.	50
6.5.	Maintenance of Insurance.	51
6.6.	Disclosure Supplements.	51
6.7.	Consents and Approvals of Third Parties.	51
6.8.	All Reasonable Efforts.	51
6.9.	Failure to Fulfill Conditions.	51
6.10.	No Solicitation.	51
6.11.	Reserves and Merger-Related Costs.	54
6.12.	Board of Directors and Committee Meetings.	55
ARTICLE VII COVENANTS OF FNFG		55
7.1.	Conduct of Business.	55
7.2.	Current Information.	55
7.3.	Financial and Other Statements.	56
7.4.	Disclosure Supplements.	56
7.5.	Consents and Approvals of Third Parties.	56
7.6.	All Reasonable Efforts.	56
7.7.	Failure to Fulfill Conditions.	56
7.8.	Employee Benefits.	56
7.9.	Directors and Officers Indemnification and Insurance.	58
7.10.	Stock Listing.	59
7.11.	Stock and Cash Reserve.	59

(ii)

ARTICLE VIII REGULATORY AND OTHER MATTERS		59
8.1.	GLB Shareholder Meeting.	59
8.2.	Proxy Statement-Prospectus.	59
8.3.	Regulatory Approvals.	61
8.4.	Affiliates.	61
ARTICLE IX CLOSING CONDITIONS		61
9.1.	Conditions to Each Party’s Obligations under this Agreement.	61
9.2.	Conditions to the Obligations of FNFG under this Agreement.	62
9.3.	Conditions to the Obligations of GLB under this Agreement.	63
ARTICLE X THE CLOSING		64
10.1.	Time and Place.	64
10.2.	Deliveries at the Pre-Closing and the Closing.	64
ARTICLE XI TERMINATION, AMENDMENT AND WAIVER		64
11.1.	Termination.	64
11.2.	Effect of Termination.	67
11.3.	Amendment, Extension and Waiver.	68
ARTICLE XII MISCELLANEOUS		68
12.1.	Confidentiality.	68
12.2.	Public Announcements.	68
12.3.	Survival.	69
12.4.	Notices.	69
12.5.	Parties in Interest.	70
12.6.	Complete Agreement.	70
12.7.	Counterparts.	71
12.8.	Severability.	71
12.9.	Governing Law.	71
12.10.	Interpretation.	71
12.11.	Specific Performance.	71

(iii)

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of September 9, 2007, by and between First Niagara Financial Group, Inc., a Delaware corporation (“FNFG”), and Great Lakes Bancorp, Inc., a Delaware corporation (“GLB”).

WHEREAS, the Board of Directors of each of FNFG and GLB (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective companies and shareholders and (ii) has determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies, and (iii) has adopted a resolution approving this Agreement and declaring its advisability; and

WHEREAS, in accordance with the terms of this Agreement, GLB will merge with and into FNFG (the “Merger”), and immediately thereafter Greater Buffalo Savings Bank, a New York chartered stock savings bank and wholly owned subsidiary of GLB (“GBSB”), will be merged with and into First Niagara Bank, a federally chartered stock savings bank and wholly owned subsidiary of FNFG (“First Niagara Bank”); and

WHEREAS, as a condition to the willingness of FNFG to enter into this Agreement, each of the directors of GLB has entered into a Voting Agreement, substantially in the form of Exhibit A hereto, dated as of the date hereof, with FNFG (the “GLB Voting Agreements”), pursuant to which each such director has agreed, among other things, to vote all shares of common stock of GLB owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms aznd subject to the conditions set forth in the GLB Voting Agreements; and

WHEREAS, the parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be and is hereby adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

1.1.           Certain Definitions.

As used in this Agreement, the following terms have the following meanings (unless the context otherwise requires, references to Articles and Sections refer to Articles and Sections of this Agreement).

“Affiliate” means any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

“Agreement” means this agreement, and any amendment hereto.

“Applications” means the applications for regulatory approval that are required by the transactions contemplated hereby.

“Bank Merger” shall mean the merger of GBSB with and into First Niagara Bank, with First Niagara Bank as the surviving institution, which merger shall occur immediately following the Merger.

“Bank Regulator” shall mean any Federal or state banking regulator, including but not limited to the OTS, the FRB, the FDIC and the Department, which regulates First Niagara Bank or GBSB, or any of their respective holding companies or subsidiaries, as the case may be.

“BHCA” shall mean the Bank Holding Company Act of 1956, as amended.

“Cash Consideration” shall have the meaning set forth in Section 3.1.3.

“Cash Election” shall have the meaning set forth in Section 3.1.3.

“Cash Election Shares” shall have the meaning set forth in Section 3.1.3.

“Certificate” shall mean certificates evidencing shares of GLB Common Stock.

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall mean the confidentiality agreement referred to in Section 12.1 of this Agreement.

“Department” shall mean the Banking Department of the State of New York, and where appropriate shall include the Superintendent of Banks of the State of New York and the Banking Board of the State of New York.

“DGCL” shall mean the Delaware General Corporation Law.

“Dissenting Shares” shall have the meaning set forth in Section 3.1.4.

“Dissenting Shareholder” shall have the meaning set forth in Section 3.1.4.

“Effective Time” shall mean the date and time specified pursuant to Section 2.2 hereof as the effective time of the Merger.

“Election Deadline” shall have the meaning set forth in Section 3.2.3.

“Election Form” shall have the meaning set forth in Section 3.2.2.

“Election Form Record Date” shall have the meaning set forth in Section 3.2.2.

“Environmental Laws” means any applicable Federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Law includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq; the Clean Air Act, as amended, 42 U.S.C. §7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. §2601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. §11001, et seq; the Safe Drinking Water Act, 42 U.S.C. §300f, et seq; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall mean Mellon Investor Services, LLC, or such other bank or trust company or other agent designated by FNFG, and reasonably acceptable to GLB, which shall act as agent for FNFG in connection with the exchange procedures for converting Certificates into the Merger Consideration.

“Exchange Fund” shall have the meaning set forth in Section 3.3.1.

“Exchange Ratio” shall have the meaning set forth in Section 3.1.3.

“FDIA” shall mean the Federal Deposit Insurance Act, as amended.

“FDIC” shall mean the Federal Deposit Insurance Corporation or any successor thereto.

“FHLB” shall mean the Federal Home Loan Bank of New York.

“First Niagara Bank” shall mean First Niagara Bank, a federally chartered stock savings association, with its principal offices located at 6950 South Transit Road, P.O. Box 514, Lockport, New York, which is a wholly owned subsidiary of FNFG.

“First Niagara Commercial Bank” shall mean the wholly owned, commercial bank subsidiary of First Niagara Bank that is chartered under the laws of the State of New York and is limited to those activities set forth in Section 2(a)(5)(E)(ii) of the BHCA.

“FNFG” shall mean First Niagara Financial Group, Inc., a Delaware corporation, with its principal executive offices located at 6950 South Transit Road, Lockport, New York 14095.

“FNFG Common Stock” shall mean the common stock, par value $.01 per share, of FNFG.

“FNFG DISCLOSURE SCHEDULE” shall mean a written disclosure schedule delivered by FNFG to GLB specifically referring to the appropriate section of this Agreement.

“FNFG Financial Statements” shall mean the (i) the audited consolidated statements of condition (including related notes and schedules) of FNFG and subsidiaries as of December 31, 2006 and 2005 and the consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) of FNFG and subsidiaries for each of the three years ended December 31, 2006, 2005 and 2004, as set forth in FNFG’s annual report for the year ended December 31, 2006, and (ii) the unaudited interim consolidated financial statements of FNFG and subsidiaries as of the end of each calendar quarter following December 31, 2006, and for the periods then ended, as filed by FNFG in its Securities Documents.

“FNFG Regulatory Agreement” shall have the meaning set forth in Section 5.11.3.

“FNFG Stock Benefit Plans” shall mean the 1999 Stock Option Plan, the 1999 Recognition and Retention Plan and the 2002 Long-Term Incentive Stock Benefit Plan.

 “FNFG Subsidiary” means any corporation, of which more than 50% of the capital stock is owned, either directly or indirectly, by FNFG or First Niagara Bank, except any corporation the stock of which is held in the ordinary course of the lending activities of First Niagara Bank.

“FRB” shall mean the Board of Governors of the Federal Reserve System and, where appropriate, the Federal Reserve Bank of New York.

“GAAP” shall mean accounting principles generally accepted in the United States of America, consistently applied with prior practice.

“GBSB” shall mean Greater Buffalo Savings Bank, a New York chartered stock savings bank, with its principal offices located at 2421 Main Street, Buffalo, New York, 14214, which is a wholly owned subsidiary of GLB.

“GLB” shall mean Great Lakes Bancorp, Inc., a Delaware corporation, with its principal offices located at 2421 Main Street, Buffalo, New York, 14214.

“GLB Common Stock” shall mean the common stock, par value $0.01 per share, of GLB.

“GLB DISCLOSURE SCHEDULE” shall mean a written disclosure schedule delivered by GLB to FNFG specifically referring to the appropriate section of this Agreement.

“GLB Financial Statements” shall mean (i) the audited consolidated balance sheets (including related notes and schedules, if any) of GLB and subsidiaries as of December 31, 2006 and 2005 and the consolidated statements of operations, stockholders’ equity and cash flows (including related notes and schedules, if any) of GLB and subsidiaries for each of the three years ended December 31, 2006, 2005 and 2004, as set forth in GLB’s annual report for the year ended December 31, 2006, and (ii) the unaudited interim consolidated financial statements of GLB and subsidiaries as of the end of each calendar quarter following December 31, 2006 and for the periods then ended, as filed by GLB in its Securities Documents.

“GLB Option Plans” shall mean the GLB 2000 Stock Option, the GLB 2002 Stock Option Plan and the Bay View Capital Corporation 1995 Stock Option and Incentive Plan, and any amendments thereto.

“GLB Option” shall mean an option to purchase shares of GLB Common Stock granted pursuant to the GLB Option Plans and as set forth in GLB DISCLOSURE SCHEDULE 4.3.1.

“GLB Recommendation” shall have the meaning set forth in Section 8.1.

“GLB Regulatory Agreement” shall have the meaning set forth in Section 4.12.3.

“GLB Regulatory Reports” means the Call Reports of GBSB and accompanying schedules, as filed with the FDIC, for each calendar quarter beginning with the quarter ended March 31, 2007, through the Closing Date, and all Reports filed with the FDIC by GLB from March 31, 2007 through the Closing Date.

“GLB Shareholders Meeting” shall have the meaning set forth in Section 8.1.1.

“GLB Subsidiary” means any corporation, of which more than 50% of the capital stock is owned, either directly or indirectly, by GLB or GBSB, except any corporation the stock of which is held in the ordinary course of the lending activities of GBSB.

“Governmental Entity” shall mean any Federal or state court, administrative agency or commission or other governmental authority or instrumentality.

“HOLA” shall mean the Home Owners’ Loan Act, as amended.

“IRS” shall mean the United States Internal Revenue Service.

 “Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known or should have been known by the executive officers and directors of such Person, and includes any facts, matters or circumstances set forth in any written notice from any Bank Regulator or any other material written notice received by that Person.

“Material Adverse Effect” shall mean, with respect to FNFG or GLB, respectively, any effect that (i) is material and adverse to the financial condition, results of operations or business of FNFG and its Subsidiaries taken as a whole, or GLB and its Subsidiaries taken as a whole, respectively, or (ii) does or would materially impair the ability of either GLB, on the one hand, or FNFG, on the other hand, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement; provided that “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in laws and regulations affecting banks or thrift institutions or their holding companies generally, or interpretations thereof by courts or governmental agencies, (b) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies, (c) actions and omissions of a party hereto (or any of its Subsidiaries) taken with the prior written consent of the other party, (d) the impact of the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of the parties and their respective subsidiaries, including the expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement, (e) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, unless it uniquely affects either or both of the parties or any of their Subsidiaries (f) any change in the value of the securities or loan portfolio, or any change in the value of the deposits or borrowings, of FNFG or GLB, or any of their Subsidiaries, respectively, resulting from a change in interest rates generally, or (g) any charge or reserve taken by GLB at the request of FNFG pursuant to Section 6.11 of this Agreement.

“Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other materials regulated under Environmental Laws.

“Merger” shall mean the merger of GLB with and into FNFG (or a subsidiary thereof) pursuant to the terms hereof.

“Merger Consideration” shall mean the cash or FNFG Common Stock, or combination thereof, in an aggregate per share amount to be paid by FNFG for each share of GLB Common Stock, as set forth in Section 3.1.

“Merger Registration Statement” shall mean the registration statement, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering shares of FNFG Common Stock to be offered to holders of GLB Common Stock in connection with the Merger.

 “Nasdaq” shall mean the Nasdaq Global Select Market.

“OTS” shall mean the Office of Thrift Supervision or any successor thereto.

“PBGC” shall mean the Pension Benefit Guaranty Corporation, or any successor thereto.

“Pension Plan” shall have the meaning set forth in Section 4.13.2.

“Person” shall mean any individual, corporation, partnership, joint venture, association, trust or “group” (as that term is defined under the Exchange Act).

“Proxy Statement-Prospectus” shall have the meaning set forth in Section 8.2.1.

“Regulatory Approvals” means the approval of any Bank Regulator that is necessary in connection with the consummation of the Merger, the Bank Merger and the related transactions contemplated by this Agreement.

“Rights” shall mean warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Documents” shall mean all reports, offering circulars, proxy statements, registration statements and all similar documents filed, or required to be filed, pursuant to the Securities Laws.

“Securities Laws” shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Shortfall Number” shall have the meaning set forth in Section 3.2.5.

“Significant Subsidiary” shall have the meaning set forth in Rule 1-02 of Regulation S-X of the SEC.

“Stock Consideration” shall have the meaning set forth in Section 3.1.3.

“Stock Conversion Number” shall have the meaning set forth in Section 3.2.1.

“Stock Election” shall have the meaning set forth in Section 3.1.3.

“Stock Election Number” shall have the meaning set forth in Section 3.2.4.

“Stock Election Shares” shall have the meaning set forth in Section 3.1.3.

 “Surviving Corporation” shall have the meaning set forth in Section 2.1 hereof.

“Termination Date” shall mean June 30, 2008.

“Treasury Stock” shall have the meaning set forth in Section 3.1.2.

Other terms used herein are defined in the preamble and elsewhere in this Agreement.

ARTICLE II
THE MERGER

2.1.           Merger.

Subject to the terms and conditions of this Agreement, at the Effective Time: (a) GLB shall merge with and into FNFG, with FNFG as the resulting or surviving corporation (the “Surviving Corporation”); and (b) the separate existence of GLB shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of GLB shall be vested in and assumed by FNFG.  As part of the Merger, each share of GLB Common Stock (other than Dissenting Shares and Treasury Stock) will be converted into the right to receive the Merger Consideration pursuant to the terms of Article III hereof.  Immediately after the Merger, GBSB shall merge with and into First Niagara Bank, with First Niagara Bank as the resulting institution.

2.2.           Effective Time.

The Closing shall occur no later than the close of business on the fifth business day following the latest to occur of  (i) the receipt of all Regulatory Approvals, (ii) GLB shareholder approval of the Merger, or (iii) the passing of any applicable waiting periods; or at such other date or time upon which FNFG and GLB mutually agree (the “Closing”). The Merger shall be effected by the filing of a certificate of merger with the Delaware Office of the Secretary of State on the day of the Closing (the “Closing Date”), in accordance with the DGCL.  The “Effective Time” means the date and time upon which the certificate of merger is filed with the Delaware Office of the Secretary of State, or as otherwise stated in the certificate of merger, in accordance with the DGCL.

2.3.           Certificate of Incorporation and Bylaws.

The Certificate of Incorporation and Bylaws of FNFG as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation, until thereafter amended as provided therein and by applicable law.

2.4.           Directors and Officers of Surviving Corporation.

The directors of FNFG immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.  The officers of FNFG immediately prior to the Effective Time shall be the initial officers of Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

2.5.           Advisory Board.

Effective immediately after the Effective Time, Gerard T. Mazurkiewicz and David L. Ulrich shall be appointed to the currently existing Western New York Advisory Board of First Niagara Bank (the “Advisory Board”).

2.6.           Effects of the Merger.

At and after the Effective Time, the Merger shall have the effects as set forth in the DGCL.

2.7.           Tax Consequences.

It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code.  From and after the date of this Agreement and until the Closing, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.  Following the Closing, neither FNFG, GLB nor any of their affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code.  FNFG and GLB each hereby agrees to deliver certificates substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable counsel to deliver the legal opinion contemplated by Section 9.1.6, which certificates shall be effective as of the date of such opinion.

2.8.           Possible Alternative Structures.

Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time FNFG shall be entitled to revise the structure of the Merger or the Bank Merger, including without limitation, by merging GLB into a wholly owned subsidiary of FNFG, provided that (i) any such subsidiary shall become a party to, and shall agree to be bound by, the terms of this Agreement (ii) there are no adverse Federal or state income tax consequences to GLB shareholders as a result of the modification; (iii) the consideration to be paid to the holders of GLB Common Stock under this Agreement is not thereby changed in kind, value or reduced in amount; and (iv) such modification will not delay materially or jeopardize the receipt of Regulatory Approvals or other consents and approvals relating to the consummation of the Merger and the Bank Merger or otherwise cause any condition to Closing set forth in Article IX not to be capable of being fulfilled.  The parties hereto agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.

2.9.           Bank Merger

FNFG and GLB shall use their reasonable best efforts to cause the merger of GBSB with and into First Niagara Bank, with First Niagara Bank as the surviving institution, to occur as soon as practicable after the Effective Time.  In addition, following the execution and delivery of this Agreement, FNFG will cause First Niagara Bank, and GLB will cause GBSB, to execute and deliver a mutually acceptable Plan of Bank Merger.

2.10.         Additional Actions

If, at any time after the Effective Time, FNFG shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in FNFG its right, title or interest in, to or under any of the rights, properties or assets of GLB, GBSB, or (ii) otherwise carry out the purposes of this Agreement, GLB and its officers and directors shall be deemed to have granted to FNFG an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in FNFG its right, title or interest in, to or under any of the rights, properties or assets of GLB or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of the FNFG are authorized in the name of GLB or otherwise to take any and all such action.

ARTICLE III
CONVERSION OF SHARES

3.1.           Conversion of GLB Common Stock; Merger Consideration.

At the Effective Time, by virtue of the Merger and without any action on the part of FNFG, GLB or the holders of any of the shares of GLB Common Stock, the Merger shall be effected in accordance with the following terms:

3.1.1.             Each share of FNFG Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.

3.1.2.             All shares of GLB Common Stock held in the treasury of GLB (“Treasury Stock”) and each share of GLB Common Stock owned by FNFG immediately prior to the Effective Time (other than shares held in a fiduciary capacity or in connection with debts previously contracted) shall, at the Effective Time, cease to exist, and the certificates for such shares shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.

3.1.3.             Subject to the provisions of this Article III, each share of GLB Common Stock issued and outstanding immediately prior to the Effective Time (other than Treasury Stock and Dissenting Shares) shall become and be converted into, as provided in and subject to the limitations set forth in this Agreement, the right to receive at the election of the holder thereof as provided in Section 3.2, the following, without interest:

(A)           for each share of GLB Common Stock with respect to which an election to receive cash has been effectively made and not revoked or lost, pursuant to Section 3.2 (a “Cash Election”), cash from FNFG in an amount equal to $14.00 (the “Cash Consideration”) (collectively, “Cash Election Shares”);

(B)           for each share of GLB Common Stock with respect to which an election to receive FNFG Common Stock has been effectively made and not revoked or lost, pursuant to Section 3.2 (a “Stock Election”), .993 shares (“the Exchange Ratio”) of FNFG Common  (the “Stock Consideration”) (collectively, the “Stock Election Shares”);

(C)           a combination of the Cash Consideration and the Stock Consideration (a “Mixed Election” and collectively the “Mixed Election Shares”); and

(D)           for each share of GLB Common Stock other than shares as to which a Cash Election, a Stock Election or a Mixed Election has been effectively made and not revoked or lost, pursuant to Section 3.2 (collectively, “Non-Election Shares”), such Stock Consideration and/or Cash Consideration as is determined in accordance with Section 3.2.

3.1.4.             Each outstanding share of GLB Common Stock the holder of which has perfected his right to dissent under the DGCL and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”) shall not be converted into or represent a right to receive the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by the DGCL.  GLB shall give FNFG prompt notice upon receipt by GLB of any written demand for payment of the fair value of such shares of GLB Common Stock and of withdrawals of such notice and any other instruments provided pursuant to applicable law (any shareholder duly making such demand being hereinafter called a “Dissenting Shareholder”), and FNFG shall have the right to participate in all negotiations and proceedings with respect to any such demands.  GLB shall not, except with the prior written consent of FNFG, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Shareholder as may be necessary to perfect appraisal rights under the DGCL. Any payments made in respect of Dissenting Shares shall be made by the Surviving Company.

3.1.5.             If any Dissenting Shareholder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment at or prior to the Effective Time, such holder’s shares of GLB Common Stock shall be converted into a right to receive cash or FNFG Common Stock in accordance with the applicable provisions of this Agreement.  If such holder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment after the Effective Time (or the Election Deadline), each share of GLB Common Stock of such holder shall be treated as a Non-Election Share.

3.1.6.             After the Effective Time, shares of GLB Common Stock shall be no longer outstanding and shall automatically be canceled and shall cease to exist, and shall thereafter by operation of this section represent the right to receive the Merger Consideration (or as to Dissenting Shares, such rights as provided by the DGCL) and any dividends or distributions with respect thereto or any dividends or distributions with a record date prior to the Effective Time that were declared or made by GLB on such shares of GLB Common Stock in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time.

3.1.7.             In the event FNFG changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of FNFG Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding FNFG Common Stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately and appropriately adjusted; provided, that no such adjustment shall be made with regard to FNFG Common Stock if FNFG issues additional shares of Common Stock and receives fair market value consideration for such shares.

3.2.           Election Procedures.

3.2.1.             Holders of GLB Common Stock may elect to receive shares of FNFG Common Stock or cash (in either case without interest) in exchange for their shares of GLB Common Stock in accordance with the procedures set forth herein; provided that, in the aggregate, and subject to the provisions of 3.2, 50% of the total number of shares of GLB Common Stock issued and outstanding at the Effective Time, including any Dissenting Shares but excluding any Treasury Shares (the “Stock Conversion Number”), shall be converted into the Stock Consideration and the remaining outstanding shares of GLB Common Stock shall be converted into the Cash Consideration.  Shares of GLB Common Stock as to which a Cash Election (including, pursuant to a Mixed Election) has been made are referred to herein as “Cash Election Shares.”  Shares of GLB Common Stock as to which a Stock Election has been made (including, pursuant to a Mixed Election) are referred to as “Stock Election Shares.”  Shares of GLB Common Stock as to which no election has been made (or as to which an Election Form is not returned properly completed) are referred to herein as “Non-Election Shares.”  The aggregate number of shares of GLB Common Stock with respect to which a Stock Election has been made is referred to herein as the “Stock Election Number.”  Any Dissenting Shares shall be deemed to be Cash Election Shares, and the holders thereof shall in no event receive consideration comprised of FNFG Common Stock with respect to such shares; provided; however, that for purposes of making the proration calculations provided for in this Section 3.2, only Dissenting Shares as existing at the Effective Time shall be deemed Cash Election Shares.

3.2.2.             An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent), in such form as GLB and FNFG shall mutually agree (“Election Form”), shall be mailed no more than 40 business days and no less than 20 business days prior to the anticipated Effective Time or on such earlier date as FNFG and GLB shall mutually agree (the “Mailing Date”) to each holder of record of GLB Common Stock as of five business days prior to the Mailing Date (the “Election Form Record Date”).  Each Election Form shall permit such holder, subject to the allocation and election procedures set forth in this Section 3.2, (i) to elect to receive the Cash Consideration for all of the shares of GLB Common Stock held by such holder, in accordance with Section 3.1.3, (ii) to elect to receive the Stock Consideration for all of such shares, in accordance with Section 3.1.3, (iii) elect to receive the Stock Consideration for a part of such holder’s GLB Common Stock and the Cash consideration for the remaining part of such holder’s GLB Common Stock, or (iv) to indicate that such record holder has no preference as to the receipt of cash or FNFG Common Stock for such shares.  A holder of record of shares of GLB Common Stock who holds such shares as nominee, trustee or in another representative capacity

(a “Representative”) may submit multiple Election Forms, provided that each such Election Form covers all the shares of GLB Common Stock held by such Representative for a particular beneficial owner.  Any shares of GLB Common Stock with respect to which the holder thereof shall not, as of the Election Deadline, have made an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed Non-Election Shares.

3.2.3.             To be effective, a properly completed Election Form shall be submitted to the Exchange Agent on or before 5:00 p.m., New York City time, on the 20th day following the Mailing Date (or such other time and date as FNFG and GLB may mutually agree) (the “Election Deadline”); provided, however, that the Election Deadline may not occur on or after the Closing Date.  GLB shall use its reasonable best efforts to make available up to two separate Election Forms, or such additional Election Forms as FNFG may permit, to all persons who become holders (or beneficial owners) of GLB Common Stock between the Election Form Record Date and the close of business on the business day prior to the Election Deadline.  GLB shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.  An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline.  An Election Form shall be deemed properly completed only if accompanied by one or more Certificates (or customary affidavits and indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of GLB Common Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form.  If an GLB shareholder either (i) does not submit a properly completed Election Form in a timely fashion or (ii) revokes its Election Form prior to the Election Deadline (without later submitting a properly completed Election Form prior to the Election Deadline), the shares of GLB Common Stock held by such shareholder shall be designated as Non-Election Shares.  Any Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such notice of revocation or change is actually received by the Exchange Agent at or prior to the Election Deadline.  FNFG shall cause the Certificate or Certificates relating to any revoked Election Form to be promptly returned without charge to the person submitting the Election Form to the Exchange Agent.  Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have discretion to determine when any election, modification or revocation is received and whether any such election, modification or revocation has been properly made.  All elections shall be revoked automatically if the Exchange Agent is notified in writing by FNFG or GLB, upon exercise by FNFG or GLB of its respective or their mutual rights to terminate this Agreement to the extent provided under Article XI, that this Agreement has been terminated in accordance with Article XI.

3.2.4.             If the aggregate number of shares of GLB Common Stock with respect to which Stock Elections shall have been made (the “Stock Election Number”) exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares of each holder thereof shall be converted into the right to receive the Cash Consideration, and Stock Election Shares of each holder thereof will be converted into the right to receive the Stock Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election

Number, with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Cash Consideration.

3.2.5.              If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

(A)           If the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and the Non-Election Shares of each holder thereof shall convert into the right to receive the Stock Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Cash Consideration; or

(B)           If the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration and Cash Election Shares of each holder thereof shall convert into the right to receive the Stock Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Cash Consideration.

3.2.6.             Adjustment to Preserve Tax Treatment. Notwithstanding anything in this Article III to the contrary, if the aggregate value of the Stock Consideration to be delivered as of the Effective Time, less the amount of cash paid in lieu of fractional shares of FNFG Common Stock pursuant to Section 3.2.7 (the “Stock Value”), is less than 40% of the sum of (i) the aggregate value of the Merger Consideration to be delivered as of the Effective Time, plus (ii) the value of any consideration described in Treasury Regulations Section 1.368-1(e)(1)(ii), plus (iii) cash paid to holders of Dissenting Shares, plus (iv) the value of any consideration paid by FNFG or any of its Subsidiaries (or any “related person” to FNFG or any of its Subsidiaries within the meaning of Treasury Regulations Section 1.368-1(e)(3)) to acquire shares of GLB Common Stock prior to the Effective Time (such sum, the “Aggregate Value”), then FNFG may reduce the number of shares of outstanding GLB Common Stock entitled to receive the Cash Consideration and correspondingly increase the number of shares of GLB Common Stock entitled to receive the Stock Consideration by the minimum amount necessary to cause the Stock Value to equal 40% of the Aggregate Value.

3.2.7.             No Fractional Shares. Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of FNFG Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to FNFG Common Stock shall be payable on or with respect to any fractional share interest, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of FNFG.  In lieu of the issuance of any such fractional share, FNFG shall pay to each former holder of GLB Common Stock who otherwise would be entitled to receive a fractional share of FNFG Common Stock, an amount in cash, rounded to the nearest cent and without interest, equal to the product of (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) the average of the daily closing sales prices of a share of FNFG Common Stock as reported on the Nasdaq for the five consecutive trading days immediately preceding the Closing Date.  For purposes of determining any fractional share interest, all shares of GLB Common Stock owned by a GLB shareholder shall be combined so as to calculate the maximum number of whole shares of FNFG Common Stock issuable to such GLB shareholder.

3.3.           Procedures for Exchange of GLB Common Stock.

3.3.1.                      FNFG to Make Merger Consideration Available.  After the Election Deadline and no later than the Closing Date, FNFG shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of GLB Common Stock, for exchange in accordance with this Section 3.3, certificates representing the shares of FNFG Common Stock and an aggregate amount of cash sufficient to pay the aggregate amount of cash payable pursuant to this Article III (including any cash that may be payable in lieu of any fractional shares of GLB Common Stock) (such cash and certificates for shares of FNFG Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”).

3.3.2.             Exchange of Certificates.  FNFG shall take all steps necessary to cause the Exchange Agent, within five (5) business days after the Effective Time, to mail to each holder of a Certificate or Certificates, a form letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates for the Merger Consideration and cash in lieu of fractional shares, if any, into which the GLB Common Stock represented by such Certificates shall have been converted as a result of the Merger.  The letter of transmittal shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, as applicable, (i) a certificate representing that number of shares of FNFG Common Stock (if any) to which such former holder of GLB Common Stock shall have become entitled pursuant to the provisions of Section 3.1 or 3.2 hereof, (ii) a check representing that amount of cash (if any) to which such former holder of GLB Common Stock shall have become entitled pursuant to the provisions of Section 3.1 or 3.2 hereof and (iii) a check representing the amount of cash (if any) payable in lieu of fractional shares of FNFG Common Stock, which such former holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of Section 3.2, and the Certificate so surrendered shall forthwith be cancelled.  No interest will be paid or accrued on the cash payable in lieu of fractional shares.  Certificates surrendered for exchange by any person who is an “affiliate” of GLB for purposes of Rule 145(c) under the Securities Act shall not be exchanged for certificates representing shares of FNFG Common Stock until FNFG has received the written agreement of such person contemplated by Section 8.4 hereof.

3.3.3.             Rights of Certificate Holders after the Effective Time.  The holder of a Certificate that prior to the Merger represented issued and outstanding GLB Common Stock shall have no rights, after the Effective Time, with respect to such GLB Common Stock except to surrender the Certificate in exchange for the Merger Consideration as provided in this Agreement (or as to Dissenting Shares, such rights as provided by the DGCL).  No dividends or other distributions declared after the Effective Time with respect to FNFG Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 3.3.  After the surrender of a Certificate in accordance with this Section 3.3, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of FNFG Common Stock represented by such Certificate.

3.3.4.             Surrender by Persons Other than Record Holders.  If the Person surrendering a Certificate and signing the accompanying letter of transmittal is not the record holder thereof, then it shall be a condition of the payment of the Merger Consideration that: (i) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (ii) the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

3.3.5.             Closing of Transfer Books. From and after the Effective Time, there shall be no transfers on the stock transfer books of GLB of the GLB Common Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be exchanged for the Merger Consideration and canceled as provided in this Section 3.3.

3.3.6.             Return of Exchange Fund. At any time following the six (6) month period after the Effective Time, FNFG shall be entitled to require the Exchange Agent to deliver to it any portions of the Exchange Fund which had been made available to the Exchange Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to FNFG (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither FNFG nor the Exchange Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant to any abandoned property, escheat or other similar law.

3.3.7.             Lost, Stolen or Destroyed Certificates.  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by FNFG, the posting by such person of a bond in such amount as FNFG may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof.

3.3.8.             Withholding.  FNFG or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of GLB Common Stock such amounts as FNFG (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law.  To the extent that such amounts are properly withheld by FNFG or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the GLB Common Stock in respect of whom such deduction and withholding were made by FNFG or the Exchange Agent.

3.3.9.             Treatment of GLB Options.  GLB DISCLOSURE SCHEDULE 4.3.1 sets forth all of the outstanding GLB Options as of the date hereof.  Prior to and effective as of the Effective Time, GLB shall take all actions necessary to terminate the GLB Option Plans (and all other option plans listed in GLB DISCLOSURE SCHEDULE 4.9.1(ii).  Holders of all unexercised GLB Options as of the Effective Time will receive, in cancellation of their GLB Options, a cash payment from GLB immediately prior to the Effective Time, in an amount equal to the product of (x) the number of shares of GLB Common Stock provided for in such GLB Option and (y) the excess, if any, of $14.00 over the exercise price per share provided for in such GLB Option (the “Cash Option Payment”), which cash payment shall be treated as compensation and shall be net of any applicable federal or state withholding tax.  Prior to the Effective Time, GLB shall use its reasonably best efforts to obtain the written consent of each option holder to the cancellation of the GLB Options in exchange for the Cash Option Payment, provided that the failure to obtain each consent shall not be a breach of this agreement, provided further that the execution of this Agreement confirms the agreement of Andrew W. Dorn, Jr., Michael J. Rogers and Peter B. Babiarz, and the current directors of GLB, to enter into such written consent.

3.3.10.    3.4           Reservation of Shares.  FNFG shall reserve for issuance a sufficient number of shares of the FNFG Common Stock for the purpose of issuing shares of FNFG Common Stock to the GLB shareholders in accordance with this Article III.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF GLB

GLB represents and warrants to FNFG that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), subject to the standard set forth in Section 4.1 and except as set forth in the GLB DISCLOSURE SCHEDULE delivered by GLB to FNFG on the date hereof, and except as to any representation or warranty which specifically relates to an earlier date, which only need be so correct as of such earlier date.  GLB has made a good faith effort to ensure that the disclosure on each schedule of the GLB DISCLOSURE SCHEDULE corresponds to the section referenced herein.  However, for purposes of the GLB DISCLOSURE SCHEDULE, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule.  References to the Knowledge of GLB shall include the Knowledge of GBSB.

4.1.           Standard.

No representation or warranty of GLB contained in this Article IV shall be deemed untrue or incorrect, and GLB shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article IV, has had or is reasonably expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material”, “materially”, “in all material respects”, “Material Adverse Effect” or similar terms or phrases in any such representation or warranty.  The foregoing standard shall not apply to representations and warranties contained in Sections 4.2 (other than the last sentence of Sections 4.2.1 and 4.2.2), and Sections 4.2.4, 4.2.5, 4.3, 4.4, 4.13.5, 4.13.8, 4.13.10 and 4.13.11, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects based on the qualifications and standards therein contained.  Provided further, that as to the representations contained in Sections 4.13.5, 4.13.8, 4.13.10, 4.13.11, if there is a breach that relates to an undisclosed payment, expense accrual or cost in excess of $300,000 (either individually or in the aggregate), such breach shall be considered material.

4.2.           Organization.

4.2.1.             GLB is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly registered as a bank holding company under the BHCA.  GLB has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

4.2.2.             GBSB is a New York chartered savings bank duly organized, validly existing and in good standing (to the extent required) under the laws of the State of New York.  The deposits of GBSB are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by GBSB when due.  GBSB is a member in good standing of the FHLB and owns the requisite amount of stock therein.

4.2.3.             GLB DISCLOSURE SCHEDULE 4.2.3 sets forth each GLB Subsidiary.  Each GLB Subsidiary is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.

4.2.4.             The respective minute books of GLB, GBSB and each other GLB Subsidiary accurately records, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including committees).

4.2.5.             Prior to the date of this Agreement, GLB has made available to FNFG true and correct copies of the certificate of incorporation or charter and bylaws of GLB, GBSB and each other GLB Subsidiary.

4.3.           Capitalization.

4.3.1.             The authorized capital stock of GLB consists of 20,000,000 shares of common stock, $0.01 par value per share, of which 10,826,198 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights.  There are 99,189 shares of GLB Common Stock held by GLB as treasury stock.  Neither GLB nor any GLB Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of GLB Common Stock, or any other security of GLB or a GLB Subsidiary or any securities representing the right to vote, purchase or otherwise receive any shares of GLB Common Stock or any other security of GLB or any GLB Subsidiary, other than (i) shares issuable under the GLB Option Plans, (ii) capital securities issued by GLB Statutory Trust I (the “Trust”); (iii)  debentures issued by GLB to the Trust; (iv) the guarantee issued by GLB to the holders of the capital securities issued by the Trust, and (v) the warrants listed on GLB DISCLOSURE SCHEDULE 4.3.1. GLB DISCLOSURE SCHEDULE 4.3.1 sets forth the name of each holder of options to purchase GLB Common Stock, the number of shares each such individual may acquire pursuant to the exercise of such options, the grant and vesting dates, and the exercise price relating to the options held.

4.3.2.             GLB owns all of the capital stock of GBSB, free and clear of any lien or encumbrance. Except for the GLB Subsidiaries, GLB does not possess, directly or indirectly, any material equity interest in any corporate entity, except for equity interests held in the investment portfolios of GLB Subsidiaries, equity interests held by GLB Subsidiaries in a fiduciary capacity, and equity interests held in connection with the lending activities of GLB Subsidiaries, including stock in the FHLB.  Either GLB or GBSB owns all of the outstanding shares of capital stock of each GLB Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature, except that, in the case of the Trust, GLB owns 100% of the common securities and less than 100% of the preferred securities.

4.3.3.             To GLB’s Knowledge, except as set forth in the GLB DISCLOSURE SCHEDULE 4.3.3, no Person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of GLB Common Stock.

4.4.           Authority; No Violation.

4.4.1.             GLB has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals and the approval of this Agreement by GLB’s shareholders, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by GLB and the completion by GLB of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the Board of Directors of GLB, and no other corporate proceedings on the part of GLB, except for the approval of the GLB shareholders, is necessary to complete the transactions contemplated hereby, including the Merger.  This Agreement has been duly and validly executed and delivered by GLB, and subject to approval by the shareholders of GLB and receipt of the Regulatory Approvals and due and valid execution and delivery of this Agreement by FNFG, constitutes the valid and binding obligation of GLB, enforceable against GLB in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

4.4.2.             Subject to receipt of Regulatory Approvals and GLB’s and FNFG’s compliance with any conditions contained therein, and to the receipt of the approval of the shareholders of GLB, (A) the execution and delivery of this Agreement by GLB, (B) the consummation of the transactions contemplated hereby, and (C) compliance by GLB with any of the terms or provisions hereof will not (i) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of GLB or any GLB Subsidiary or the charter and bylaws of GBSB; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to GLB or any GLB Subsidiary or any of their respective properties or assets; or (iii) except as set forth on GLB DISCLOSURE SCHEDULE 4.4.2, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of GLB or GBSB under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which GLB or GBSB is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on GLB and the GLB Subsidiaries taken as a whole.

4.5.           Consents.

Except for (a) filings with Bank Regulators, the receipt of the Regulatory Approvals, and compliance with any conditions contained therein, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (c) the filing with the SEC of (i) the Merger Registration Statement and (ii) such reports under Sections 13(a), 13(d), 13(g) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (d) approval of the listing of FNFG Common Stock to be issued in the Merger on the Nasdaq, (e) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of FNFG Common Stock pursuant to this Agreement, and (f) the approval of this Agreement by the requisite vote of the shareholders of GLB, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity are necessary, and, to GLB’s Knowledge, except as set forth on GLB DISCLOSURE SCHEDULE 4.5, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by GLB, and (y) the completion of the Merger and the Bank Merger.  GLB has no reason to believe that (i) any Regulatory Approvals or other required consents or approvals will not be received, or that (ii)

any public body or authority, the consent or approval of which is not required or to which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

4.6.           Financial Statements.

4.6.1.             GLB has previously made available to FNFG the GLB Regulatory Reports.  The GLB Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements.

4.6.2.             GLB has previously made available to FNFG the GLB Financial Statements.  The GLB Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments), the consolidated financial position, results of operations and cash flows of GLB and the GLB Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.

4.6.3.             At the date of each balance sheet included in the GLB Financial Statements or the GLB Regulatory Reports, neither GLB nor GBSB, as applicable, had any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such GLB Financial Statements or GLB Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

4.6.4.             The records, systems, controls, data and information of GLB and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of GLB or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 4.6.4. GLB (x) has implemented and maintains a system of internal control over financial reporting (as required by Rule 13a-15(a) of the Exchange Act) that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP, (y) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to GLB, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of GLB by others within those entities, and (z) has disclosed, based on its most recent evaluation prior to the date hereof, to GLB’s outside auditors and the audit committee of GLB’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect GLB’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in GLB’s internal control over financial reporting. These disclosures (if any) were made in writing by management to GLB’s auditors and audit committee and a copy has previously been made available to FNFG. As of the date hereof, to the knowledge of GLB, its chief executive officer and chief financial officer will be able to give the certifications required pursuant to the rules and regulations adopted pursuant to Section 302 of the Sarbanes-Oxley Act, without qualification, when next due.

4.6.5.             Since June 30, 2006, (i) neither GLB nor any of its Subsidiaries nor, to the Knowledge of GLB, any director, officer, employee, auditor, accountant or representative of GLB or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of GLB or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that GLB or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing GLB or any of its Subsidiaries, whether or not employed by GLB or any of its Subsidiaries, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by GLB or any of its officers, directors, employees or agents to the Board of Directors of GLB or any committee thereof or to any director or officer of GLB.

4.7.           Taxes.

Except as set forth in GLB DISCLOSURE SCHEDULE 4.7(a), GLB and the GLB Subsidiaries that are at least 80 percent owned by GLB are members of the same affiliated group within the meaning of Code Section 1504(a). GLB has duly filed all federal, state and material local tax returns required to be filed by or with respect to GLB and every GLB Subsidiary on or prior to the Closing Date, taking into account any extensions (all such returns, to GLB’s Knowledge, being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all material federal, state and local taxes which have been incurred by or are due or claimed to be due from GLB and any GLB Subsidiary by any taxing authority or pursuant to any written tax sharing agreement on or prior to the Closing Date other than taxes or other charges which (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined.  Except as set forth in GLB DISCLOSURE SCHEDULE 4.7(b), as of the date of this Agreement, GLB has received no written notice of, and to GLB’s Knowledge there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of GLB or any of its Subsidiaries, and no claim has been made by any authority in a jurisdiction where GLB or any of its Subsidiaries do not file tax returns that GLB or any such Subsidiary is subject to taxation in that jurisdiction.  Except as set forth in GLB DISCLOSURE SCHEDULE 4.7(c), GLB and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. GLB and each of its Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and GLB and each of its Subsidiaries, to GLB’s Knowledge, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.

4.8.           No Material Adverse Effect.

GLB has not suffered any Material Adverse Effect since December 31, 2006 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on GLB.

4.9.           Material Contracts; Leases; Defaults.

4.9.1.             Except as set forth in GLB DISCLOSURE SCHEDULE 4.9.1, neither GLB nor any GLB Subsidiary is a party to or subject to: (i) any employment, consulting or severance contract or material arrangement with any past or present officer, director or employee of GLB or any GLB Subsidiary, except for “at will” arrangements; (ii) any plan, material arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar material arrangements for or with any past or present officers, directors or employees of GLB or any GLB Subsidiary; (iii) any collective bargaining agreement with any labor union relating to employees of GLB or any GLB Subsidiary; (iv) any agreement which by its terms limits the payment of dividends by GLB or any GLB Subsidiary; (v) any instrument evidencing or related to material indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which GLB or any GLB Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, FHLB advances, bankers’ acceptances, and “treasury tax and loan” accounts and transactions in “federal funds” in each case established in the ordinary course of business consistent with past practice, or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to FNFG or any FNFG Subsidiary; (vi) any other agreement, written or oral, that obligates GLB or any GLB Subsidiary for the payment of more than $50,000 annually or for the payment of more than $100,000 over its remaining term, which is not terminable without cause on 60 days’ or less notice without penalty or payment, or (vii) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by GLB or any GLB Subsidiary (it being understood that any non-compete or similar provision shall be deemed material).

4.9.2.             Each real estate lease that requires the consent of the lessor or its agent resulting from the Merger or the Bank Merger by virtue of the terms of any such lease, is listed in GLB DISCLOSURE SCHEDULE 4.9.2 identifying the section of the lease that contains such prohibition or restriction.  Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, to its Knowledge, neither GLB nor any GLB Subsidiary is in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

4.9.3.             True and correct copies of agreements, contracts, arrangements and instruments referred to in Section 4.9.1 and 4.9.2 have been made available to FNFG on or before the date hereof, and are in full force and effect on the date hereof and neither GLB nor any GLB Subsidiary (nor, to the Knowledge of GLB, any other party to any such contract, arrangement or instrument) has materially breached any provision of, or is in default in any respect under any term of, any such contract, arrangement or instrument, except as set forth in GLB DISCLOSURE SCHEDULE 4.9.3(a).  Except as listed on GLB DISCLOSURE SCHEDULE 4.9.3(b), no party to any material contract, arrangement or instrument will have the right to terminate any or all of the provisions of any such contract, arrangement or instrument as a result of the execution of, and the consummation of the transactions contemplated by, this Agreement.  Except as set forth in GLB DISCLOSURE SCHEDULE 4.9.3(c), no plan, contract, employment agreement, termination agreement, or similar agreement or arrangement to which GLB or any GLB Subsidiary is a party or under which GLB or any GLB Subsidiary may be liable contains provisions which permit an employee or independent contractor to terminate it without cause and continue to accrue future benefits thereunder.  Except as set forth in GLB DISCLOSURE SCHEDULE 4.9.3(d), no such agreement, plan, contract, or arrangement (x) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of GLB or any GLB Subsidiary or upon the occurrence of a subsequent event; or (y) requires GLB or any GLB Subsidiary to provide a benefit in the form of GLB Common Stock or determined by reference to the value of GLB Common Stock.

4.9.4.             Since December 31, 2006, through and including the date of this Agreement, except as publicly disclosed by GLB in the Securities Documents filed or furnished by GLB prior to the date hereof, neither GLB nor any GLB Subsidiary has (i) except for (A) normal increases for employees (other than officers and directors subject to the reporting requirements of Section 16(a) of the Exchange Act) made in the ordinary course of business consistent with past practice, or (B) as required by applicable law, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2006 (which amounts have been previously made available to FNFG), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay (except as required under the terms of agreements or severance plans listed on GLB DISCLOSURE SCHEDULE 4.13.1, as in effect as of the date hereof), or paid any bonus other than the customary year-end bonuses in amounts consistent with past practice, (ii) granted any options to purchase shares of GLB Common Stock, or any right to acquire any shares of its capital stock to any executive officer, director or employee other than grants to employees (other than officers subject to the reporting requirements of Section 16(a) of the Exchange Act) made in the ordinary course of business consistent with past practice under GLB Option Plans, (iii) increased or established any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, (iv) made any material election for federal or state income tax purposes, (v) made any material change in the credit policies or procedures of GLB or any of its

Subsidiaries, the effect of which was or is to make any such policy or procedure less restrictive in any material respect, (vi) made any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than loans and loan commitments, (vii) entered into any lease of real or personal property requiring annual payments in excess of $100,000, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice, (viii) changed any accounting methods, principles or practices of GLB or its Subsidiaries affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy or (ix) suffered any strike, work stoppage, slow-down, or other labor disturbance.

4.10.                      Ownership of Property; Insurance Coverage.

4.10.1.                      Except as set forth in GLB DISCLOSURE SCHEDULE 4.10, GLB and each GLB Subsidiary has good and, as to real property, marketable title to all material assets and properties owned by GLB or each GLB Subsidiary in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the GLB Regulatory Reports and in the GLB Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, or any transaction by an GLB Subsidiary acting in a fiduciary capacity, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) non-monetary liens affecting real property which do not materially and adversely affect the value or use of such real property, and (iv) those described and reflected in the GLB Financial Statements. GLB and the GLB Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by GLB and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them.

4.10.2.                      With respect to all material agreements pursuant to which GLB or any GLB Subsidiary has purchased securities subject to an agreement to resell, if any, GLB or such GLB Subsidiary, as the case may be, has a lien or security interest (which to GLB’s Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

4.10.3.                      GLB and each GLB Subsidiary currently maintain insurance considered by each of them to be reasonable for their respective operations.  Neither GLB nor any GLB Subsidiary, except as disclosed in GLB DISCLOSURE SCHEDULE 4.10.3(a), has received notice from any insurance carrier during the past two years that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs (other than with respect to health or disability insurance) with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by GLB or any GLB Subsidiary under such policies (other than with respect to health or disability insurance). All such insurance is valid and enforceable and in full force and effect, and within the last two years GLB and each GLB

Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies. GLB DISCLOSURE SCHEDULE 4.10.3(b) identifies all material policies of insurance maintained by GLB and each GLB Subsidiary as well as the other matters required to be disclosed under this Section.

4.11.                      Legal Proceedings.

Except as set forth in GLB DISCLOSURE SCHEDULE 4.11, neither GLB nor any GLB Subsidiary is a party to any, and there are no pending or, to GLB’s Knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against GLB or any GLB Subsidiary, (ii) to which GLB or any GLB Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of GLB or GBSB to perform under this Agreement, except, in each of (i) through (iv) above, for any proceeding, claim, action, investigation or inquiry which, if adversely determined, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect on GLB.

4.12.                      Compliance With Applicable Law.

4.12.1.                      To GLB’s Knowledge, and except as set forth in GLB DISCLOSURE SCHEDULE 4.12.1, each of GLB and each GLB Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the USA Patriot Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices and neither GLB nor any GLB Subsidiary has received any written notice to the contrary.  The Board of Directors of GBSB has adopted and GBSB has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the USA Patriot Act and the regulations thereunder.

4.12.2.                      Each of GLB and each GLB Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of GLB, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining Regulatory Approvals.

4.12.3.                      For the period beginning January 1, 2003 as to GBSB, and for the period beginning June 30, 2006 for GLB and each GLB Subsidiary (other than GBSB), neither GLB nor any GLB Subsidiary has received any written notification or, to GLB’s Knowledge, any other communication from any Bank Regulator (i) asserting that GLB or any GLB Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to GLB or any GLB Subsidiary; (iii) requiring, or threatening to require, GLB or any GLB Subsidiary, or indicating that GLB or any GLB Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of GLB or any GLB Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of GLB or any GLB Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “GLB Regulatory Agreement”). Neither GLB nor any GLB Subsidiary (other than GBSB) has consented to or entered into any GLB Regulatory Agreement that is currently in effect or that was in effect since June 30, 2006, and GBSB has not consented to or entered into any GLB Regulatory Agreement that is currently in effect or that was in effect since June 30, 2003.  The most recent regulatory rating given to GBSB as to compliance with the Community Reinvestment Act (“CRA”) is satisfactory or better.

4.12.4.                      Since December 31, 2006, GLB has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE.  GLB DISCLOSURE SCHEDULE 4.12.4 sets forth, as of July 31, 2007, a schedule of all executive officers and directors of GLB who have outstanding loans from GLB or GBSB, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

4.13.                      Employee Benefit Plans.

4.13.1.                      GLB DISCLOSURE SCHEDULE 4.13.1 includes a descriptive list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans (including paid time off policies and other benefit policies and procedures), fringe benefit plans, employment, severance and change in control agreements and all other material benefit practices, policies and arrangements maintained by GLB or any GLB Subsidiary in which any employee or former employee, consultant or former consultant or director or former director of GLB or any GLB Subsidiary participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits (the “GLB Compensation and Benefit Plans”).  Except as set forth in GLB DISCLOSURE SCHEDULE 4.13.1, neither GLB nor any of its Subsidiaries has any commitment to create any additional GLB Compensation and Benefit Plan or to materially modify, change or renew any existing GLB Compensation and Benefit Plan (any modification or change that increases the cost of such plans would be deemed material), except as required to maintain the qualified status thereof, GLB has made available to FNFG true and correct copies of the GLB Compensation and Benefit Plans.

4.13.2.                      To the Knowledge of GLB and except as disclosed in GLB DISCLOSURE SCHEDULE 4.13.2, each GLB Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, the Health Insurance Portability and Accountability Act (“HIPAA”) and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA and HIPAA and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full.  Each GLB Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, is subject of a “Favorable Letter” within the meaning of Rev. Proc. 2006-27 Section 5.01, and GLB is not aware of any circumstances which are reasonably likely to result in revocation of any such Favorable Letter.  There is no material pending or, to the Knowledge of GLB, threatened action, suit or claim relating to any of the GLB Compensation and Benefit Plans (other than routine claims for benefits).  Neither GLB nor any GLB Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any GLB Compensation and Benefit Plan that would reasonably be expected to subject GLB or any GLB Subsidiary to an unpaid tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

4.13.3.                       GLB does not maintain any defined benefit pension plan.  To the Knowledge of GLB, and except as set forth in GLB DISCLOSURE SCHEDULE 4.13.3, there is no pending investigation or enforcement action by any Governmental Entity or Bank Regulator with respect to any GLB Compensation and Benefit Plan, or any plan maintained by any entity which is considered one employer with GLB under Section 4001(b)(1) of ERISA or Code Section 414 (“ERISA Affiliate”)(such plan being referred to as an “ERISA Affiliate Plan”).   Neither GLB, its Subsidiaries, nor any ERISA Affiliate has contributed to any “multiemployer plan,” as defined in Section 3(37) of ERISA.

4.13.4.                      Except as set forth in GLB DISCLOSURE SCHEDULE 4.13.4, all material contributions required to be made under the terms of any GLB Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements to which GLB or any GLB Subsidiary is a party or a sponsor have been timely made, and all contributions and funding obligations are accrued on GLB’s consolidated financial statements to the extent required by GAAP.  GLB and its Subsidiaries have expensed and accrued as a liability the present value of future benefits under each applicable GLB Compensation and Benefit Plan for financial reporting purposes as required by GAAP.

4.13.5.                      Except as set forth in GLB DISCLOSURE SCHEDULE 4.13.5(a), neither GLB nor any GLB Subsidiary has any obligations to provide retiree health, life insurance, disability insurance, or other retiree death benefits under any GLB Compensation and Benefit Plan, other than benefits mandated by COBRA or other applicable law.  Except as set forth in GLB DISCLOSURE SCHEDULE 4.13.5(b), there has been no communication to employees by GLB or any GLB Subsidiary that would reasonably be expected to promise or guarantee such employees retiree health, life insurance, disability insurance, or other retiree death benefits.

4.13.6.                      Except as set forth in GLB DISCLOSURE SCHEDULE 4.13.6, GLB and its Subsidiaries do not maintain any GLB Compensation and Benefit Plans covering employees who are not United States residents.

4.13.7.                      With respect to each GLB Compensation and Benefit Plan, if applicable, GLB has provided or made available to FNFG copies of:  (A) any trust instruments and insurance contracts; (B) the three most recent Forms 5500 filed with the IRS; (C) the three most recent actuarial reports and financial statements; (D) the most recent summary plan description; (E) most recent Favorable Letter issued by the IRS; (F) any Form 5310 or Form 5330 filed with the IRS within the last three years; and (G) the most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

4.13.8.                      Except as disclosed in GLB DISCLOSURE SCHEDULE 4.13.8, the consummation of the Merger will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time) (A) entitle any employee, consultant or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any GLB Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any GLB Compensation and Benefit Plan.

4.13.9.                      Except as disclosed in GLB DISCLOSURE SCHEDULE 4.13.9, neither GLB nor any GLB Subsidiary maintains any compensation plans, programs or arrangements under which any payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

4.13.10.                      To the Knowledge of GLB, the consummation of the Mergers and the Bank Merger will not, directly or indirectly (including without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time), entitle any current or former employee, director or independent contractor of GLB or any GLB Subsidiary to any actual or deemed payment (or benefit) which could constitute a “parachute payment” (as such term is defined in Section 280G of the Code), except as set forth in GLB DISCLOSURE SCHEDULE 4.13.10.

4.13.11.                      Except as disclosed in GLB DISCLOSURE SCHEDULE 4.13.11, there are no stock appreciation or similar rights, earned dividends or dividend equivalents, or shares of restricted stock, outstanding under any of the GLB Compensation and Benefit Plans or otherwise as of the date hereof and none will be granted, awarded, or credited after the date hereof.

4.13.12.                      GLB DISCLOSURE SCHEDULE 4.13.12(a) sets forth, as of the payroll date immediately preceding the date of this Agreement, a list of the full names of all officers, and employees whose annual rate of salary is $50,000 or greater, of GBSB or GLB, their title and rate of salary, and their date of hire.  GLB DISCLOSURE SCHEDULE 4.13.12(b) sets forth any changes to any GLB Compensation and Benefit Plan since December 31, 2006.

4.14.             Brokers, Finders and Financial Advisors.

Neither GLB nor any GLB Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the retention of Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”) by GLB and the fee payable pursuant thereto.  A true and correct copy of the engagement agreement with Sandler O’Neill, setting forth the fee payable to Sandler O’Neill for its services rendered to GLB in connection with the Merger and transactions contemplated by this Agreement, is attached to GLB DISCLOSURE SCHEDULE 4.14.

4.15.             Environmental Matters.

4.15.1.                      Except as may be set forth in GLB DISCLOSURE SCHEDULE 4.15 and any Phase I Environmental Report identified therein, with respect to GLB and each GLB Subsidiary:

(A)           Each of GLB and the GLB Subsidiaries, the Participation Facilities, and, to GLB’s Knowledge, the Loan Properties are in substantial compliance with, and are not liable in any material respect under, any Environmental Laws;

(B)           GLB has received no written notice that there is any suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending and, to GLB’s Knowledge, no such action is threatened, before any court, governmental agency or other forum against it or any of the GLB Subsidiaries or any Participation Facility (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release (as defined herein) into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by it or any of the GLB Subsidiaries or any Participation Facility;

(C)           Neither GLB nor GBSB has received any written notice, by way of suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding, or otherwise, alleging or indicating that it (or any subsidiary) may be liable under any Environmental Law with respect to any Loan Property;

(D)           The properties currently owned or operated by GLB or any GLB Subsidiary (including, without limitation, soil, groundwater or surface water on, or under the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Materials of Environmental Concern other than as permitted under applicable Environmental Law;

(E)           Neither GLB nor any GLB Subsidiary during the past two years has received any written notice, demand letter, executive or administrative order, directive or request for information from any federal, state, local or foreign governmental entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law;

(F)           To GLB’s Knowledge, there are no underground storage tanks on, in or under any properties owned or operated by GLB or any of the GLB Subsidiaries or any Participation Facility, and to GLB’s Knowledge, no underground storage tanks have been closed or removed from any properties owned or operated by GLB or any of the GLB Subsidiaries or any Participation Facility; and

(G)           To GLB’s Knowledge, during the period of (s) GLB’s or any of the GLB Subsidiaries’ ownership or operation of any of their respective current properties or (t) GLB’s or any of the GLB Subsidiaries’ participation in the management of any Participation Facility, there has been no contamination by or release of Materials of Environmental Concerns in, on, under or affecting such properties that could reasonably be expected to result in material liability under the Environmental Laws.

4.15.2.                      “Loan Property” means any property in which the applicable party (or a Subsidiary of it) holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.  “Participation Facility” means any facility in which the applicable party (or a Subsidiary of it) participates in the management (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

4.16.                      Loan Portfolio.

4.16.1.                      The allowance for loan losses reflected in GLB’s audited consolidated balance sheet at December 31, 2006 was, and the allowance for loan losses shown on the balance sheets in GLB’s Securities Documents for periods ending after December 31, 2006 was or will be, as the case may be, adequate, as of the dates thereof, under GAAP.

4.16.2.                      GLB DISCLOSURE SCHEDULE 4.16.2 sets forth a listing, as of July 31, 2007, by account, of: (A) all loans (including loan participations) of GBSB or any other GLB Subsidiary that have been accelerated during the past twelve months; (B) all loan commitments or lines of credit of GBSB or any other GLB Subsidiary which have been terminated by GBSB or any other GLB Subsidiary during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (C) all loans, lines of credit and loan commitments as to which GBSB or any other GLB Subsidiary has given written notice of its intent to terminate during the past twelve months; (D) with respect to all commercial loans (including commercial real estate loans), all notification letters and other written communications from GBSB or any other GLB Subsidiary to any of their respective borrowers, customers or other parties during the past twelve months wherein GBSB or any other GLB Subsidiary has requested or demanded that actions be taken to correct existing defaults or facts or circumstances which may become defaults; (E) each borrower, customer or other party which has notified GBSB or any other GLB Subsidiary during the past twelve months of, or has asserted against GBSB or any other GLB Subsidiary, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of GBSB, each borrower, customer or other party which has given GBSB or any other GLB Subsidiary any oral notification of, or orally asserted to or against GBSB or any other GLB Subsidiary, any such claim; (F) all loans, (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that as of the date of this Agreement are classified as “Other Loans Specially Mentioned”, “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Watch list” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (4) where a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the loans are less than 90 days past due, (5) where, during the past three years, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (6) where a specific reserve allocation exists in connection therewith, and (G) all assets classified by GBSB or any GBSB Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.  DISCLOSURE SCHEDULE 4.16.2 may exclude any individual loan with a principal outstanding balance of less than $100,000, provided that DISCLOSURE SCHEDULE 4.16.2 includes, for each category described, the aggregate amount of individual loans with a principal outstanding balance of less than $100,000 that has been excluded.

4.16.3.                      All loans receivable (including discounts) and accrued interest entered on the books of GLB and the GLB Subsidiaries arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of GLB’s or the appropriate GLB Subsidiary’s respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be, except as set forth in GLB DISCLOSURE SCHEDULE 4.16.3(a).  To the Knowledge of GLB, the loans, discounts and the accrued interest reflected on the books of GLB and the GLB Subsidiaries are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity.  Except as set forth in GLB DISCLOSURE SCHEDULE 4.16.3(b), all such loans are owned by GLB or the appropriate GLB Subsidiary free and clear of any liens.

4.16.4.                      The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

4.17.                      Securities Documents.

GLB has made available to FNFG copies of its (i) annual reports on Form 10-K for the years ended December 31, 2006, 2005 and 2004, (ii) quarterly reports on Form 10-Q for the quarters ended March 31 and June 30 2007, and (iii) proxy materials used or for use in connection with its meetings of shareholders held in 2007, 2006 and 2005. Such reports, prospectus and proxy materials complied, at the time filed with the SEC, in all material respects, with the Securities Laws.

4.18.                      Related Party Transactions.

Except as described in GLB’s Proxy Statement distributed in connection with the annual meeting of shareholders held in May 2007 (which has previously been provided to FNFG), or as set forth in GLB DISCLOSURE SCHEDULE 4.18, neither GLB nor any GLB Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any director or officer of GLB or any GLB Subsidiary, or any affiliate thereof. All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. No loan or credit accommodation to any Affiliate of GLB or any GLB Subsidiary is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended.  Neither GLB nor any GLB Subsidiary has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by GLB is inappropriate.

4.19.                      Deposits.

Except as set forth in GLB DISCLOSURE SCHEDULE 4.19, none of the deposits of GLB or any GLB Subsidiary is a “brokered deposit” as defined in 12 CFR Section 337.6(a)(2).

4.20.                      Antitakeover Provisions Inapplicable; Required Vote.

The Board of Directors of GLB has, to the extent such statute is applicable, taken all action (including appropriate approvals of the Board of Directors of GLB) necessary to exempt FNFG, the Merger, the Merger Agreement and the transactions contemplated hereby from Section 203 of the DGCL.  The affirmative vote of a majority of the issued and outstanding shares of GLB Common Stock is required to approve this Agreement and the Merger under GLB’s certificate of incorporation and the DGCL.

4.21.                      Registration Obligations.

Neither GLB nor any GLB Subsidiary is under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

4.22.                      Risk Management Instruments.

All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for GLB’s own account, or for the account of one or more of GLB’s Subsidiaries or their customers (all of which are set forth in GLB DISCLOSURE SCHEDULE 4.22), were in all material respects entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of GLB, with counterparties believed to be financially responsible at the time; and to GLB’s Knowledge each of them constitutes the valid and legally binding obligation of GLB or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect.  Neither GLB nor any GLB Subsidiary, nor to the Knowledge of GLB any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

4.23.                      Fairness Opinion.

GLB has received a written opinion from Sandler O’Neill to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration to be received by the shareholders of GLB pursuant to this Agreement is fair to such shareholders from a financial point of view.  Such opinion has not been amended or rescinded as of the date of this Agreement.

4.24.                      Trust Accounts

GBSB and each of its subsidiaries has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations.  Neither GBSB nor any other GLB Subsidiary, and to the Knowledge of GLB, nor has any of their respective directors, officers or employees, committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account.

4.25.                      Intellectual Property

GLB and each GLB Subsidiary owns or, to GLB’s Knowledge, possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, servicemarks and trademarks used in their business, each without payment (except as set forth in GLB DISCLOSURE SCHEDULE 4.25), and neither GLB nor any GLB Subsidiary has received any notice of conflict with respect thereto that asserts the rights of others.  GLB and each GLB Subsidiary have performed all the obligations required to be performed, and are not in default in any respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing.  To the Knowledge of GLB, the conduct of the business of GLB and each GLB Subsidiary as currently conducted or proposed to be conducted does not, in any material respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.

4.26.                      Labor Matters

There are no labor or collective bargaining agreements to which GLB or any GLB Subsidiary is a party.  To the Knowledge of GLB, there is no union organizing effort pending or threatened against GLB or any GLB Subsidiary.  There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of GLB, threatened against GLB or any GLB Subsidiary.  There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of GLB, threatened against GLB or any GLB Subsidiary (other than routine employee grievances that are not related to union employees).  GLB and each GLB Subsidiary is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice.

4.27.                      GLB Information Supplied

The information relating to GLB and any GLB Subsidiary to be contained in the Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF FNFG

FNFG represents and warrants to GLB that the statements contained in this Article V are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V), subject to the standard set forth in Section 5.1, and except as set forth in the FNFG DISCLOSURE SCHEDULE delivered by FNFG to GLB on the date hereof, and except as to any representation or warranty which specifically relates to an earlier date, which only need be so correct as of such earlier date.  FNFG has made a good faith effort to ensure that the disclosure on each schedule of the FNFG DISCLOSURE SCHEDULE corresponds to the section referenced herein.  However, for purposes of the FNFG DISCLOSURE SCHEDULE, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule.  References to the Knowledge of FNFG shall include the Knowledge of First Niagara Bank and First Niagara Commercial Bank.

5.1.           Standard.

No representation or warranty of FNFG contained in this Article V shall be deemed untrue or incorrect, and FNFG shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article V, has had or is reasonably expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material”, “materially”, “in all material respects”, “Material Adverse Effect” or similar terms or phrases in any such representation or warranty.  The foregoing standard shall not apply to representations and warranties contained in Sections 5.2 (other than the last sentence of Sections 5.2.1 and 5.2.2), 5.3, and 5.4, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects based on the qualifications and standards therein contained.

5.2.           Organization.

5.2.1.             FNFG is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly registered as a savings and loan holding company under the HOLA.  FNFG has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

5.2.2.             First Niagara Bank is a savings bank duly organized, validly existing and in good standing (to the extent required) under federal law.  The deposits of First Niagara Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.  First Niagara Bank is a member in good standing of the FHLB and own the requisite amount of stock therein.

5.2.3.             First Niagara Commercial Bank is a New York chartered commercial bank duly organized, validly existing and in good standing (to the extent required) under the laws of the State of New York.  The deposits of First Niagara Commercial Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by First Niagara Commercial Bank when due.  The activities of First Niagara Commercial Bank have been limited to those set forth in Section 2(a)(5)(E)(ii) of the BHCA.

5.2.4.             FNFG DISCLOSURE SCHEDULE 5.2.4 sets forth each FNFG Subsidiary.  Each FNFG Subsidiary is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.

5.2.5.             The respective minute books of FNFG and each FNFG Subsidiary accurately records, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including committees).

5.2.6.             Prior to the date of this Agreement, FNFG has made available to GLB true and correct copies of the certificate of incorporation and bylaws of FNFG and First Niagara Bank and the FNFG Subsidiaries.

5.3.           Capitalization.

5.3.1.             The authorized capital stock of FNFG consists of 250,000,000 shares of common stock, $0.01 par value, of which 105,352,701 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights, and 50,000,000 shares of preferred stock, $0.01 par value (“FNFG Preferred Stock”), none of which are outstanding.  There are 14,692,035 shares of FNFG Common Stock held by FNFG as treasury stock.  Neither FNFG nor any FNFG Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of FNFG Common Stock, or any other security of FNFG or any securities representing the right to vote, purchase or otherwise receive any shares of FNFG Common Stock or any other security of FNFG, other than shares issuable under the FNFG Stock Benefit Plans.

5.3.2.             FNFG owns all of the capital stock of First Niagara Bank free and clear of any lien or encumbrance.  First Niagara Bank owns all of the capital stock of First Niagara Commercial Bank free and clear of any lien or encumbrance.

5.3.3.             To the Knowledge of FNFG, no Person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act) is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of FNFG Common Stock.

5.4.           Authority; No Violation.

5.4.1.             FNFG has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Regulatory Approvals, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by FNFG and the completion by FNFG of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the Board of Directors of FNFG, and no other corporate proceedings on the part of FNFG, are necessary to complete the transactions contemplated hereby, including the Merger.  This Agreement has been duly and validly executed and delivered by FNFG, and subject to the receipt of the Regulatory Approvals and due and valid execution and delivery of this Agreement by GLB, constitutes the valid and binding obligations of FNFG, enforceable against FNFG in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

5.4.2.             Subject to receipt of Regulatory Approvals and GLB’s and FNFG’s compliance with any conditions contained therein, (A) the execution and delivery of this Agreement by FNFG, (B) the consummation of the transactions contemplated hereby, and (C) compliance by FNFG with any of the terms or provisions hereof will not (i) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of FNFG or any FNFG Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to FNFG or any FNFG Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of FNFG or any FNFG Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which any of them is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on FNFG.

5.5.           Consents.

Except for (a) filings with Bank Regulators, the receipt of the Regulatory Approvals, and compliance with any conditions contained therein, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (c) the filing with the SEC of (i) the Merger Registration Statement and (ii) such reports under Sections 13(a), 13(d), 13(g) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (d) approval of the listing of FNFG Common Stock to be issued in the Merger on the Nasdaq, (e) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of FNFG Common Stock pursuant to this Agreement, and (f) the approval of this Agreement by the requisite vote of the shareholders of GLB, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity are necessary, and, to FNFG’s Knowledge, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by FNFG, and (y) the completion of the Merger and the Bank Merger.  FNFG has no reason to believe that (i) any Regulatory Approvals or other required consents or approvals will not be received, or that (ii) any public body or authority, the consent or approval of which is not required or to which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

5.6.           Financial Statements.

5.6.1.             FNFG has previously made available to GLB the FNFG Financial Statements.  The FNFG Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of FNFG and the FNFG Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.

5.6.2.             At the date of each balance sheet included in the FNFG Financial Statements, FNFG did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such FNFG Financial Statements or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

5.6.3.             The records, systems, controls, data and information of FNFG and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of FNFG or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 5.6.3.  FNFG (x) has implemented and maintains a system of internal control over financial reporting (as required by Rule 13a-15(a) of the Exchange Act) that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP, (y) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to FNFG, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of FNFG by others within those entities, and (z) has disclosed, based on its most recent evaluation prior to the date hereof, to FNFG’s outside auditors and the audit committee of FNFG’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect FNFG’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in FNFG’s internal control over financial reporting. As of the date hereof, to the knowledge of FNFG, its chief executive officer and chief financial officer will be able to give the certifications required pursuant to the rules and regulations adopted pursuant to Section 302 of the Sarbanes-Oxley Act, without qualification, when next due.

5.6.4.             The allowance for credit losses reflected in FNFG’s audited statement of condition at December 31, 2006 was, and the allowance for credit losses shown on the balance sheets in FNFG’s Securities Documents for periods ending after December 31, 2006 was or will be, as the case may be, adequate, as of the dates thereof, under GAAP.

5.7.           Taxes.

FNFG and the FNFG Subsidiaries that are at least 80 percent owned by FNFG are members of the same affiliated group within the meaning of Code Section 1504(a).  FNFG has duly filed all federal, state and material local tax returns required to be filed by or with respect to FNFG and each FNFG Subsidiary on or prior to the Closing Date, taking into account any extensions (all such returns, to the Knowledge of FNFG, being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all material federal, state and local taxes which have been incurred by or are due or claimed to be due from FNFG and any FNFG Subsidiary by any taxing authority or pursuant to any written tax sharing agreement on or prior to the Closing Date other than taxes or other charges which (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined.  FNFG and each of its Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and FNFG and each of its Subsidiaries, to the Knowledge of FNFG, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.

5.8.           No Material Adverse Effect.

FNFG has not suffered any Material Adverse Effect since December 31, 2006 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on FNFG.

5.9.           Ownership of Property; Insurance Coverage.

5.9.1.             FNFG and each FNFG Subsidiary has good and, as to real property, marketable title to all material assets and properties owned by FNFG or each FNFG Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the FNFG Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, or any transaction by a FNFG Subsidiary acting in a fiduciary capacity, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) non-monetary liens affecting real property which do not adversely affect the value or use of such real property, and (iv) those described and reflected in the FNFG Financial Statements.  FNFG and the FNFG Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by FNFG and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them.

5.10.         Legal Proceedings.

Except as disclosed in FNFG DISCLOSURE SCHEDULE 5.10, neither FNFG nor any FNFG Subsidiary is a party to any, and there are no pending or, to the Knowledge of FNFG, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against FNFG or any FNFG Subsidiary, (ii) to which FNFG or any FNFG Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which would reasonably be expected to adversely affect the ability of FNFG to perform under this Agreement, except for any proceeding, claim, action, investigation or inquiry which, if adversely determined, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect.

5.11.         Compliance With Applicable Law.

5.11.1.           To the Knowledge of FNFG, each of FNFG and each FNFG Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the USA Patriot Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither FNFG nor any FNFG Subsidiary has received any written notice to the contrary. The Board of Directors of First Niagara Bank has adopted and First Niagara Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the USA Patriot Act and the regulations thereunder.

5.11.2.                      Each of FNFG and each FNFG Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of FNFG, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the Regulatory Approvals.

5.11.3.                      For the period beginning January 1, 2003, neither FNFG nor any FNFG Subsidiary has received any written notification or, to the Knowledge of FNFG, any other communication from any Bank Regulator (i) asserting that FNFG or any FNFG Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to FNFG or First Niagara Bank or First Niagara Commercial Bank; (iii) requiring or threatening to require FNFG or any FNFG Subsidiary, or indicating that FNFG or any FNFG Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of FNFG or any FNFG Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of FNFG or any FNFG Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as an “FNFG Regulatory Agreement”). Neither FNFG nor any FNFG Subsidiary has consented to or entered into any currently effective FNFG Regulatory Agreement.  The most recent regulatory rating given to First Niagara Bank as to compliance with the CRA is satisfactory or better.

5.11.4.                      Since the enactment of the Sarbanes-Oxley Act, FNFG has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the Nasdaq.

5.12.         Employee Benefit Plans.

5.12.1.                      FNFG DISCLOSURE SCHEDULE 5.12 includes a list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans, fringe benefit plans, employment, severance and change in control agreements and all other benefit practices, policies and arrangements maintained by FNFG or any FNFG Subsidiary and in which employees in general may participate (the “FNFG Compensation and Benefit Plans”).

5.12.2.                      To the Knowledge of FNFG and except as disclosed in FNFG DISCLOSURE SCHEDULE 5.12.2, each FNFG Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, the Health Insurance Portability and Accountability Act and any regulations or rules promulgated thereunder, and no notice has been issued by any Governmental Entity questioning or challenging such compliance.  All material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full.  Each FNFG Compensation and Benefit Plan which is a Pension Plan and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and FNFG is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination letter.  There is no material pending or, to the Knowledge of FNFG, threatened action, suit or claim relating to any of the FNFG Compensation and Benefit Plans (other than routine claims for benefits).  Neither FNFG nor any FNFG Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any FNFG Compensation and Benefit Plan that would reasonably be expected to subject FNFG or any FNFG Subsidiary to an unpaid tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

5.12.3.                      No liability to any Governmental Entity, other than PBGC premiums arising in the ordinary course of business, has been or is expected by FNFG or any of its Subsidiaries to be incurred with respect to any FNFG Compensation and Benefit Plan which is a Defined Benefit Plan or with respect to any ERISA Affiliate Plan currently or formerly maintained by FNFG or any ERISA Affiliate.  To the Knowledge of FNFG, no FNFG Defined Benefit Plan had an "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof.  No notice of a "reportable event" (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any FNFG Defined Benefit Plan within the 12-month period ending on the date hereof.  Neither FNFG nor any of its Subsidiaries has provided, or is required to provide, security to any FNFG Defined Benefit Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code or has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA.  Neither FNFG, its Subsidiaries, nor any ERISA Affiliate has contributed to any "multiemployer plan," as defined in Section 3(37) of ERISA, on or after January 1, 1998.  To the Knowledge of FNFG, there is no pending investigation or enforcement action by any Bank Regulator with respect to any FNFG Compensation and Benefit Plan or any ERISA Affiliate Plan.

5.12.4.                      All material contributions required to be made under the terms of any FNFG Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements to which FNFG or any FNFG Subsidiary is a party or a sponsor have been timely made, and all anticipated contributions and funding obligations are accrued on FNFG’s consolidated financial statements to the extent required by GAAP.  FNFG and its Subsidiaries have expensed and accrued as a liability the present value of future benefits under each applicable FNFG Compensation and Benefit Plan for financial reporting purposes as required by GAAP.

5.13.                      Environmental Matters.

5.13.1.                      To the Knowledge of FNFG, neither the conduct nor operation of its business nor any condition of any property currently or previously owned or operated by it (including, without limitation, in a fiduciary or agency capacity), or on which it holds a lien, results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon FNFG or any of FNFG Subsidiary.  To the Knowledge of FNFG, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to FNFG or any FNFG Subsidiary by reason of any Environmental Laws.  Neither FNFG nor any FNFG Subsidiary during the past five years has received any written notice from any Person that FNFG or any FNFG Subsidiary or the operation or condition of any property ever owned, operated, or held as collateral or in a fiduciary capacity by any of them are currently in violation of or otherwise are alleged to have financial exposure under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon FNFG or any FNFG Subsidiary.

5.13.2.                      There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the FNFG ‘s Knowledge, threatened, before any court, governmental agency or other forum against FNFG or any FNFG Subsidiary (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release (defined herein) into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by any of the FNFG .

5.14.                      Loan Losses.

The allowance for loan losses reflected in FNFG’s audited consolidated balance sheet at December 31, 2006 was, and the allowance for loan losses shown on the balance sheets in FNFG’s Securities Documents for periods ending after December 31, 2006 were adequate, as of the dates thereof, under GAAP.

5.15.                      Securities Documents

FNFG has made available to GLB copies of its (i) annual reports on Form 10-K for the years ended December 31, 2006, 2005 and 2004, (ii) quarterly reports on Form 10-Q for the quarters ended March 31 and June 30, 2007, and (iii) proxy materials used or for use in connection with its meetings of shareholders held in 2007, 2006 and 2005. Such reports and such proxy materials complied, at the time filed with the SEC, in all material respects, with the Securities Laws.

5.16.                      Brokers, Finders and Financial Advisors

Neither FNFG nor any FNFG Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the retention of Stifel, Nicolaus & Company, Incorporated and the fee payable pursuant thereto.

5.17.                      FNFG Common Stock

The shares of FNFG Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

5.18.                      FNFG Information Supplied

The information relating to FNFG and any FNFG Subsidiary to be contained in the Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  The Merger Registration Statement will comply with the provisions of the Exchange Act and the rules and regulations thereunder and the provisions of the Securities Act and the rules and regulations thereunder, except that no representation or warranty is made by FNFG with respect to statements made or incorporated by reference therein based on information supplied by GLB specifically for inclusion or incorporation by reference in the Merger Registration Statement.

ARTICLE VI
COVENANTS OF GLB

6.1.           Conduct of Business.

6.1.1.             Affirmative Covenants.  During the period from the date of this Agreement to the Effective Time, except with the written consent of FNFG, which consent will not be unreasonably withheld, conditioned or delayed, GLB will, and it will cause each GLB Subsidiary to: operate its business, only in the usual, regular and ordinary course of business; use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action which would (i) adversely affect the ability of the parties to obtain any Regulatory Approval or other approvals of Governmental Entities required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or (ii) adversely affect its ability to perform its covenants and agreements under this Agreement.

6.1.2.             Negative Covenants.  GLB agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement, set forth in GLB DISCLOSURE SCHEDULE 6.1.2, or consented to by FNFG in writing (which consent shall not be unreasonably withheld, conditioned or delayed), it will not, and it will cause each GLB Subsidiary not to:

(A)           change or waive any provision of its Certificate of Incorporation, Charter or Bylaws, except as required by law, or appoint a new director to the board directors;

(B)           change the number of authorized or issued shares of its capital stock, issue any shares of GLB Common Stock, including any shares that are held as “treasury shares” as of the date of this Agreement, or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under the GLB Option Plans, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock, except that (i) GLB may issue shares of GLB Common Stock upon the valid exercise, in accordance with the information set forth in GLB DISCLOSURE SCHEDULE 4.3.1, of presently outstanding GLB Options issued under the GLB Option Plan, and (ii) any GLB Subsidiary may pay dividends to its parent company (as permitted under applicable law or regulations) consistent with past practice.

(C)           enter into, amend in any material respect or terminate any contract or agreement (including without limitation any settlement agreement with respect to litigation) except in the ordinary course of business;

(D)           other than as set forth in GLB DISCLOSURE SCHEDULE 6.1.2(D), make application for the opening or closing of any, or open or close any, branch or automated banking facility;

(E)           grant or agree to pay any bonus, severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees, except (i) as may be required pursuant to commitments existing on the date hereof and set forth on GLB DISCLOSURE SCHEDULES 4.9.1 and 4.13.1, (ii) pay increases in the ordinary course of business consistent with past practice to non-officer employees, (iii) cash bonuses with respect to the year ending December 31, 2007 in the amounts and to the individuals set forth in GLB DISCLOSURE SCHEDULE 6.1.2(E), and (iv) a contribution to the GBSB 401(k) Plan with respect to the year ending December 31, 2007, consistent with applicable law, up to an amount set forth in GLB DISCLOSURE SCHEDULE 6.1.2(E). Neither GLB nor any GLB Subsidiary shall hire or promote any employee to a rank having a title of vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of $50,000, provided that GLB or an GLB Subsidiary may hire at-will, non-officer employees to fill vacancies that may from time to time arise in the ordinary course of business.

(F)           enter into or, except as may be required by law, materially modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice;

(G)           merge or consolidate GLB or any GLB Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business of GLB or any GLB Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between GLB, or any GLB Subsidiary, and any other person; enter into a purchase and assumption transaction with respect to deposits and liabilities; permit the revocation or surrender by any GLB Subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

(H)           sell or otherwise dispose of the capital stock of GLB or sell or otherwise dispose of any asset of GLB or of any GLB Subsidiary other than in the ordinary course of business consistent with past practice; except for transactions with the FHLB, subject any asset of GLB or of any GLB Subsidiary to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

(I)           voluntarily take any action which would result in any of the representations and warranties of GLB or GBSB set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article IX hereof not being satisfied, except in each case as may be required by applicable law;

(J)           change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any Bank Regulator responsible for regulating GLB or GBSB;

(K)           waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness to which GLB or any GLB Subsidiary is a party, other than in the ordinary course of business, consistent with past practice;

(L)           purchase any equity securities, or purchase any securities other than securities (i) rated “AAA” or higher by either Standard & Poor’s Ratings Services or Moody’s Investors Service, (ii) having a face amount of not more than $5,000,000, (iii) with a weighted average life of not more than three years and (iv) otherwise in the ordinary course of business consistent with past practice;

(M)           except for commitments issued prior to the date of this Agreement which have not yet expired and which have been disclosed on the GLB DISCLOSURE SCHEDULE 6.12(M), and the renewal of existing lines of credit, make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) in an amount in excess of $500,000 for a commercial real estate loan or $1,000,000 for a commercial business loan, or in excess of $500,000  for a residential loan.  In addition, the prior approval of FNFG is required with respect to the foregoing:  (i) any new loan or credit facility commitment in an amount of $500,000 or greater to any borrower or group of affiliated borrowers whose credit exposure with GBSB, GLB or any GLB Subsidiary, in the aggregate, exceeds $1,000,000 prior thereto or as a result thereof; and (ii) any new loan or credit facility commitment in excess of $500,000 to any person residing, or any property located, outside of New York State;

(N)           except as set forth on the GLB DISCLOSURE SCHEDULE 6.12(N), enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any Affiliate;

(O)           enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(P)           except for the execution of this Agreement, and actions taken or which will be taken in accordance with this Agreement and performance thereunder, take any action that would give rise to a right of payment to any individual under any employment agreement;

(Q)           make any material change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; or other material banking policies except as may be required by changes in applicable law or regulations or by a Bank Regulator;

(R)           except for the execution of this Agreement, and the transactions contemplated therein, take any action that would give rise to an acceleration of the right to payment to any individual under any GLB Employee Plan;

(S)           except as set forth in GLB DISCLOSURE SCHEDULE 6.12(S), make any capital expenditures in excess of $25,000 individually or $50,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;

(T)           except as set forth in GLB DISCLOSURE SCHEDULE 6.12(T), purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

(U)           sell any participation interest in any loan (other than sales of loans secured by one- to four-family real estate that are consistent with past practice) (and provided that First Niagara Bank will be given the first opportunity to purchase any loan participation being sold) or OREO properties (other than sales of OREO which generate a net book loss of not more than $20,000 per property);

(V)           undertake or enter into any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by GLB or GBSB of more than $25,000 annually, or containing any financial commitment extending beyond 24 months from the date hereof;

(W)           pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $25,000 individually or $50,000 in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings;

(X)           foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of a Materials of Environmental Concern;

(Y)           purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice;

(Z)           issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with FNFG and, to the extent relating to post-Closing employment, benefit or compensation information without the prior consent of FNFG (which shall not be unreasonably withheld) or issue any broadly distributed communication of a general nature to customers without the prior approval of FNFG (which shall not be unreasonably withheld), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby; or

(AA)       agree to do any of the foregoing.

6.1.3.             Stock Purchase Plan.

As soon as practicable following the date of this Agreement, GLB agrees to terminate any pending Offerings under the GLB Stock Purchase Plan (“Stock Purchase Plan”) and to return any funds accumulated from employees and directors pursuant to such Offerings.  GLB further agrees that no new Offerings shall be made under the Stock Purchase Plan from the date of this Agreement to the Effective Time and that the Stock Purchase Plan shall be terminated no later than the Effective Time, including cancellation of the reservation of 200,000 shares for issuance under the Plan.

6.2.           Current Information.

6.2.1.             During the period from the date of this Agreement to the Effective Time, GLB will cause one or more of its representatives to confer with representatives of FNFG and report the general status of its ongoing operations at such times as FNFG may reasonably request.  GLB will promptly notify FNFG of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving GLB or any GLB Subsidiary.  Without limiting the foregoing, senior officers of FNFG and GLB shall meet on a reasonably regular basis (expected to be at least monthly) to review the financial and operational affairs of GLB and its Subsidiaries, in accordance with applicable law, and GLB shall give due consideration to FNFG’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither FNFG nor any FNFG Subsidiary shall under any circumstance be permitted to exercise control of GLB or any GLB Subsidiary prior to the Effective Time.

6.2.2.             GBSB and First Niagara Bank shall meet on a regular basis to discuss and plan for the conversion of GBSB’s data processing and related electronic informational systems to those used by First Niagara Bank, which planning shall include, but not be limited to, discussion of the possible termination by GBSB of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by GBSB in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that GBSB shall not be obligated to take any such action prior to the Effective Time and, unless GBSB otherwise agrees, no conversion shall take place prior to the Effective Time.  In the event that GBSB takes, at the request of First Niagara Bank, any action relative to third parties to facilitate the conversion that results in the imposition of any termination fees or charges, First Niagara Bank shall indemnify GBSB for any such fees and charges, and the costs of reversing the conversion process, if for any reason the Merger is not consummated for any reason other than a breach of this Agreement by GLB, or a termination of this Agreement under Section 11.1.8 or 11.1.9.

6.2.3.             GBSB shall provide First Niagara Bank, within fifteen (15) business days of the end of each calendar month, a written list of nonperforming assets (the term “nonperforming assets,” for purposes of this subsection, means (i) loans that are “troubled debt restructuring” as defined in Statement of Financial Accounting Standards No. 15, “Accounting by Debtors and Creditors for Troubled Debt Restructuring,” (ii) loans on nonaccrual, (iii) real estate owned, (iv) all loans ninety (90) days or more past due) as of the end of such month and (iv) and impaired loans.  On a monthly basis, GLB shall provide First Niagara Bank with a schedule of all loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan.

6.2.4.             GLB shall promptly inform FNFG upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of GLB or any GLB Subsidiary under any labor or employment law.

6.3.           Access to Properties and Records.

Subject to Section 12.1 hereof, GLB shall permit FNFG reasonable access upon reasonable notice to its properties and those of the GLB Subsidiaries, and shall disclose and make available to FNFG during normal business hours all of its books, papers and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter GLB reasonably determines should be treated as confidential) and shareholders’ meetings, organizational documents, Bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which FNFG may have a reasonable interest; provided, however, that GLB shall not be required to take any action that would provide access to or to disclose information where such access or disclosure would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel. GLB shall provide and shall request its auditors to provide FNFG with such historical financial information regarding it (and related audit reports and consents) as FNFG may reasonably request for securities disclosure purposes.  FNFG shall use commercially reasonable efforts to minimize any interference with GLB’s regular business operations during any such access to GLB’s property, books and records.  GLB and each GLB Subsidiary shall permit FNFG, at its expense, to cause a “phase I environmental audit” and a “phase II environmental audit” to be performed at any physical location owned or occupied by GLB or any GLB Subsidiary.  In the event any subsurface or phase II site assessments are conducted, FNFG shall indemnify GLB and its Subsidiaries for all costs and expenses associated with returning the property to its previous condition.

6.4.           Financial and Other Statements.

6.4.1.             Promptly upon receipt thereof, GLB will furnish to FNFG copies of each annual, interim or special audit of the books of GLB and the GLB Subsidiaries made by its independent auditors and copies of all internal control reports submitted to GLB by such auditors in connection with each annual, interim or special audit of the books of GLB and the GLB Subsidiaries made by such auditors.

6.4.2.             As soon as reasonably available, but in no event later than the date such documents are filed with the SEC, GLB will deliver to FNFG the Securities Documents filed by it with the SEC under the Securities Laws.  GLB will furnish to FNFG copies of all documents, statements and reports as it or any GLB Subsidiary shall send to its shareholders, the FDIC, the FRB, the Department or any other regulatory authority, except as legally prohibited thereby.  Within 25 days after the end of each month, GLB will deliver to FNFG a consolidated balance sheet and a consolidated statement of income, without related notes, for such month prepared in accordance with current financial reporting practices.

6.4.3.             GLB will advise FNFG promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of GLB or any of the GLB Subsidiaries.

6.4.4.             With reasonable promptness, GLB will furnish to FNFG such additional financial data that GLB possesses and as FNFG may reasonably request, including without limitation, detailed monthly financial statements and loan reports.

6.5.           Maintenance of Insurance.

GLB shall maintain, and cause each GLB Subsidiary to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of theirs properties and the nature of their business

6.6.           Disclosure Supplements.

From time to time prior to the Effective Time, GLB will promptly supplement or amend the GLB DISCLOSURE SCHEDULE delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such GLB DISCLOSURE SCHEDULE or which is necessary to correct any information in such GLB DISCLOSURE SCHEDULE which has been rendered materially inaccurate thereby. No supplement or amendment to such GLB DISCLOSURE SCHEDULE shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

6.7.           Consents and Approvals of Third Parties.

GLB shall use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals necessary or desirable for the consummation of the transactions contemplated by this Agreement.

6.8.           All Reasonable Efforts.

Subject to the terms and conditions herein provided, GLB agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

6.9.           Failure to Fulfill Conditions.

In the event that GLB determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify FNFG.

6.10.        No Solicitation.

(a) GLB shall not, and shall cause its Subsidiaries and the respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates and other agents (collectively, the “Representatives”) not to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than FNFG) any information or data with respect to GLB or any of its Subsidiaries or otherwise relating to an Acquisition Proposal; (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which GLB is a party; or (iv) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by GLB or any Representative, whether or not such Representative is so authorized and whether or not such Representative is purporting to act on behalf of GLB or otherwise, shall be deemed to be a breach of this Agreement by GLB. GLB and its Subsidiaries shall, and shall cause each of GLB Representative to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.

For purposes of this Agreement, “Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from FNFG), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction. For purposes of this Agreement, “Acquisition Transaction” shall mean (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving GLB or any of its Subsidiaries; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of GLB or any of its Subsidiaries representing, in the aggregate, fifteen percent (15%) or more of the assets of GLB and its Subsidiaries on a consolidated basis; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing fifteen percent (15%) or more of the votes attached to the outstanding securities of GLB or any of its Subsidiaries; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning fifteen percent (15%) or more of any class of equity securities of GLB or any of its Subsidiaries; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

(b) Notwithstanding Section 6.10(a), GLB may take any of the actions described in clause (ii) of Section 6.10(a) if, but only if, (i) GLB has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of this Section 6.10; (ii) GLB Board determines in good faith, after consultation with and having considered the advice of its outside legal counsel and its independent financial advisor, that (A) such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (B) the failure to take such actions would be inconsistent with its fiduciary duties to GLB’s shareholders under applicable law; (iii) GLB has provided FNFG with at least three (3) Business Days’ prior notice of such determination; and (iv) prior to furnishing or affording access to any information or data with respect to GLB or any of its Subsidiaries or otherwise relating to an Acquisition Proposal, GLB receives from such Person a confidentiality agreement with terms no less favorable to GLB than those contained in the Confidentiality Agreement. GLB shall promptly provide to FNFG any non-public information regarding GLB or its Subsidiaries provided to any other Person that was not previously provided to FNFG, such additional information to be provided no later than the date of provision of such information to such other party.

For purposes of this Agreement, “Superior Proposal” shall mean any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Acquisition Transaction on terms that GLB Board determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and a financial advisor (i) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of GLB Common Stock or all, or substantially all, of the assets of GLB and its Subsidiaries on a consolidated basis; (ii) would result in a transaction that (A) involves consideration to the holders of the shares of GLB Common Stock that is more favorable, from a financial point of view, than the consideration to be paid to GLB’s shareholders pursuant to this Agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated hereby, and which proposal is not conditioned upon obtaining additional financing and (B) is, in light of the other terms of such proposal, more favorable to GLB’s shareholders than the Merger and the transactions contemplated by this Agreement; and (iii) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

(c) GLB shall promptly (and in any event within twenty-four (24) hours) notify FNFG in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, GLB or any GLB Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications) unless (i) such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement, (ii) disclosure of such materials jeopardizes the attorney-client privilege or (iii) disclosure of such materials contravenes any law, rule, regulation, order, judgment or decree. GLB agrees that it shall keep FNFG informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

(d) Neither the GLB Board nor any committee thereof shall (i) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to FNFG in connection with the transactions contemplated by this Agreement (including the Merger), the GLB Recommendation (as defined in Section 8.1), or make any statement, filing or release, in connection with GLB Shareholders Meeting or otherwise, inconsistent with the GLB Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the GLB Recommendation); (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause GLB or any of its Subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 6.10(b)) or (B) requiring GLB to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

(e) Notwithstanding Section 6.10(d), prior to the date of GLB Shareholders Meeting, the GLB Board may approve or recommend to the shareholders of GLB a Superior Proposal and withdraw, qualify or modify GLB Recommendation in connection therewith (a “GLB Subsequent Determination”) after the fifth (5th) Business Day following FNFG’s receipt of a notice (the “Notice of Superior Proposal”) from GLB advising FNFG that the GLB Board has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 6.10) constitutes a Superior Proposal (it being understood that GLB shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its affiliates that GLB proposes to accept) if, but only if, (i) the GLB Board has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and a financial advisor, that it is required to take such actions to comply with its fiduciary duties to GLB’s shareholders under applicable law, (ii) during the five (5) Business Day Period after receipt of the Notice of Superior Proposal by FNFG, GLB and the GLB Board shall have cooperated and negotiated in good faith with FNFG to make such adjustments, modifications or amendments to the terms and conditions of this Agreement as would enable GLB to proceed with the GLB Recommendation without a GLB Subsequent Determination; provided, however, that FNFG shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement and (iii) at the end of such five (5) Business Day period, after taking into account any such adjusted, modified or amended terms as may have been proposed by FNFG since its receipt of such Notice of Superior Proposal, GLB Board has again in good faith made the determination (A) in clause (i) of this Section 6.10(e) and (B) that such Acquisition Proposal constitutes a Superior Proposal. Notwithstanding the foregoing, the changing, qualifying or modifying of the GLB Recommendation or the making of a GLB Subsequent Determination by the GLB Board shall not change the approval of the GLB Board for purposes of causing any Takeover Laws to be inapplicable to this Agreement and the GLB Voting Agreements and the transactions contemplated hereby and thereby, including the Merger.

(f) Nothing contained in this Section 6.10 shall prohibit GLB or the GLB Board from complying with GLB’s obligations required under Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that any such disclosure relating to an Acquisition Proposal shall be deemed a change in GLB Recommendation unless GLB Board reaffirms GLB Recommendation in such disclosure.

6.11.                      Reserves and Merger-Related Costs.

GLB agrees to consult with FNFG with respect to its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves).  FNFG and GLB shall also consult with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby and shall take such charges as FNFG shall reasonably request and which are not inconsistent with GAAP, provided that no such actions need be effected until FNFG shall have irrevocably certified to GLB that all conditions set forth in Article IX to the obligation of FNFG to consummate the transactions contemplated hereby (other than the delivery of certificates or opinions) have been satisfied or, where legally permissible, waived.

6.12.                      Board of Directors and Committee Meetings.

GLB and GBSB shall permit representatives of FNFG (no more than two) to attend any meeting of the Board of Directors of GLB and/or GBSB or the Executive and Loan Committees thereof as an observer, provided that neither GLB nor GBSB shall be required to permit the FNFG representative to remain present during any confidential discussion of this Agreement and the transactions contemplated hereby or any third party proposal to acquire control of GLB or GBSB or during any other matter that the respective Board of Directors has reasonably determined to be confidential with respect to FNFG’s participation.

ARTICLE VII
COVENANTS OF FNFG

7.1.           Conduct of Business.

During the period from the date of this Agreement to the Effective Time, except with the written consent of GLB, which consent will not be unreasonably withheld, FNFG will, and it will cause each FNFG Subsidiary to use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action that would: (i) adversely affect the ability of the parties to obtain the Regulatory Approvals or other approvals of Governmental Entities required for the transaction contemplated hereby, or materially increase the period of time necessary to obtain such approvals; (ii) adversely affect its ability to perform its covenants and agreements under this Agreement; or (iii) result in the representations and warranties contained in Article V of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date or in any of the conditions set forth in Article IX hereof not being satisfied.

7.2.           Current Information.

During the period from the date of this Agreement to the Effective Time, FNFG will cause one or more of its representatives to confer with representatives of GLB and report the general status of its financial condition, operations and business and matters relating to the completion of the transactions contemplated hereby, at such times as GLB may reasonably request. FNFG will promptly notify GLB, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution of material litigation involving FNFG and any FNFG Subsidiary.  FNFG shall be reasonably responsive to requests by GLB for access to such information and personnel regarding FNFG and its Subsidiaries as may be reasonably necessary for GLB to confirm that the representations and warranties of FNFG contained herein are true and correct and that the covenants of FNFG contained herein have been performed in all material respects; provided, however, that FNFG shall not be required to take any action that would provide access to or to disclose information where such access or disclosure, in FNFG’s reasonable judgment, would interfere with the normal conduct of FNFG’s business or would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel.

7.3.           Financial and Other Statements.

FNFG will make available to GLB the Securities Documents filed by it with the SEC under the Securities Laws.  FNFG will furnish to GLB copies of all documents, statements and reports as it or FNFG file with the OTS or any other Bank Regulator authority with respect to the Merger.  FNFG will furnish to GLB copies of all documents, statements and reports as it or any FNFG Subsidiary sends to the shareholders of FNFG.  FNFG will advise GLB promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of FNFG or any FNFG subsidiary.

7.4.           Disclosure Supplements.

From time to time prior to the Effective Time, FNFG will promptly supplement or amend the FNFG DISCLOSURE SCHEDULE delivered in connection herewith with respect to any material matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such FNFG DISCLOSURE SCHEDULE or which is necessary to correct any information in such FNFG DISCLOSURE SCHEDULE which has been rendered inaccurate thereby. No supplement or amendment to such FNFG DISCLOSURE SCHEDULE shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

7.5.           Consents and Approvals of Third Parties.

FNFG shall use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals, necessary or desirable for the consummation of the transactions contemplated by this Agreement.

7.6.           All Reasonable Efforts.

Subject to the terms and conditions herein provided, FNFG agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

7.7.           Failure to Fulfill Conditions.

In the event that FNFG determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify GLB.

7.8.           Employee Benefits.

7.8.1.             FNFG will review all GLB Compensation and Benefit Plans to determine whether to maintain, terminate or continue such plans.  In the event employee compensation and/or benefits as currently provided by GLB or any GLB Subsidiary are changed or terminated by FNFG, in whole or in part, FNFG shall provide Continuing Employees (as defined below) with compensation and benefits that are, in the aggregate, substantially similar to the compensation and benefits provided to similarly situated employees of FNFG or applicable FNFG Subsidiary (as of the date any such compensation or benefit is provided). Employees of

GLB or any GLB Subsidiary who become participants in an FNFG Compensation and Benefit Plan shall, for purposes of determining eligibility for and for any applicable vesting periods of such employee benefits only (and not for benefit accrual purposes unless specifically set forth herein) be given credit for meeting eligibility and vesting requirements in such plans for service as an employee of GLB or GBSB or any predecessor thereto prior to the Effective Time, provided, however, that credit for prior service shall not be given for any purpose under the FNFG ESOP, and provided further, that credit for benefit accrual purposes will be given only for purposes of FNFG vacation policies or programs and for purposes of the calculation of severance benefits under any severance compensation plan of FNFG.  This Agreement shall not be construed to limit the ability of FNFG or First Niagara Bank to terminate the employment of any employee or to review employee benefits programs from time to time and to make such changes (including terminating any program) as they deem appropriate.

7.8.2.             The payments and benefits that would be required to be made under the employment agreements between (i) GLB and/or GBSB and (ii) each of the following individuals, Andrew W. Dorn, Jr. (“Dorn”), Michael J. Rogers (“Rogers”) and Peter B. Babiarz (“Babiarz”), assuming a termination of employment as of March 31, 2008, shall be calculated in accordance with the principles set forth in GLB DISCLOSURE SCHEDULE 7.8.2, which includes explanatory detail and analysis as to the method of the calculation of the payments and benefits due.  Each of the executives referenced in this Section 7.8.2 shall sign an acknowledgement in connection with the execution of this Agreement, which shall be included in GLB DISCLOSURE SCHEDULE 7.8.2, agreeing to the application of the principles set forth therein, and upon payment thereunder, shall execute a mutually acceptable release.

7.8.3.              Any employee of GLB or any GLB Subsidiary who is not a party to an employment, change in control or severance agreement or contract providing severance payments shall, at the Effective Time, be covered by and eligible to receive severance benefits under the severance plan or policy of FNFG applicable to its employees generally, in accordance with the terms of such plan or policy.

7.8.4.             In the event of any termination or consolidation of any GLB health plan with any FNFG health plan, FNFG shall make available to employees of GLB or any GLB Subsidiary who continue employment with FNFG or a FNFG Subsidiary (“Continuing Employees”) and their dependents employer-provided health coverage on the same basis as it provides such coverage to FNFG employees.  Unless a Continuing Employee affirmatively terminates coverage under a GLB health plan prior to the time that such Continuing Employee becomes eligible to participate in the FNFG health plan, no coverage of any of the Continuing Employees or their dependents shall terminate under any of the GLB health plans prior to the time such Continuing Employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of FNFG and their dependents.  In the event of a termination or consolidation of any GLB health plan, terminated GLB employees and qualified beneficiaries will have the right to continued coverage under group health plans of FNFG in accordance with COBRA, consistent with the provisions below.  In the event of any termination of any GLB health plan, or consolidation of any GLB health plan with any FNFG health plan, any coverage limitation under the FNFG health plan due to any pre-existing condition shall be waived by the FNFG health plan to the degree that such condition was covered by the GLB health plan and such condition would otherwise have been covered by the FNFG health plan in the absence of such coverage limitation.  All GLB Employees who cease participating in an GLB health plan and become participants in a comparable FNFG health plan shall receive credit for any co-payment and deductibles paid under GLB’s health plan for purposes of satisfying any applicable deductible or out-of-pocket requirements under the FNFG health plan, upon substantiation, in a form satisfactory to FNFG that such co-payment and/or deductible has been satisfied.

7.9.           Directors and Officers Indemnification and Insurance.

7.9.1.              For a period of six years after the Effective Time, FNFG shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer, director or employee of GLB or a GLB Subsidiary (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorney’s fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of FNFG, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of GLB or a GLB Subsidiary if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent permitted under applicable state or Federal law, FNFG’s Certificate of Incorporation and Bylaws, and under GLB’s Certificate of Incorporation or Charter and Bylaws. FNFG shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by applicable state or Federal law upon receipt of an undertaking to repay such advance payments if he shall be adjudicated or determined to be not entitled to indemnification in the manner set forth below.  Any Indemnified Party wishing to claim indemnification under this Section 7.9.1 upon learning of any Claim, shall notify FNFG (but the failure so to notify FNFG shall not relieve it from any liability which it may have under this Section 7.9.1, except to the extent such failure materially prejudices FNFG) and shall deliver to FNFG the undertaking referred to in the previous sentence.

7.9.2.             In the event that either FNFG or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving bank or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of FNFG shall assume the obligations set forth in this Section 7.9.

7.9.3.             FNFG shall maintain, or shall cause First Niagara Bank to maintain, in effect for six years following the Effective Time, the current directors’ and officers’ liability insurance policies covering the officers and directors of GLB (provided, that FNFG may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring at or prior to the Effective Time; provided, however, that in no event shall FNFG be required to expend pursuant to this

Section 7.9.3 more than 175% of the annual cost currently expended by GLB with respect to such insurance (the “Maximum Amount”); provided, further, that if the amount of the annual premium necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, FNFG shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for a premium equal to the Maximum Amount. In connection with the foregoing, GLB agrees in order for FNFG to fulfill its agreement to provide directors and officers liability insurance policies for six years to provide such insurer or substitute insurer with such reasonable and customary representations as such insurer may request with respect to the reporting of any prior claims.

7.9.4.             The obligations of FNFG provided under this Section 7.9 are intended to be enforceable against FNFG directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of FNFG.

7.10.         Stock Listing.

FNFG agrees to list on the Nasdaq (or such other national securities exchange on which the shares of the FNFG Common Stock shall be listed as of the date of consummation of the Merger), subject to official notice of issuance, the shares of FNFG Common Stock to be issued in the Merger.

7.11.         Stock and Cash Reserve.

FNFG agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of its common stock and to maintain sufficient liquid accounts or borrowing capacity to fulfill its obligations under this Agreement.

ARTICLE VIII
REGULATORY AND OTHER MATTERS

8.1.           GLB Shareholder Meeting.

GLB will (i) as promptly as practicable after the Merger Registration Statement is declared effective by the SEC, take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the “GLB Shareholders Meeting”), for the purpose of considering this Agreement and the Merger, and for such other purposes as may be, in GLB’s reasonable judgment, necessary or desirable, (ii) subject to Section 6.10, have its Board of Directors recommend approval of this Agreement to the GLB shareholders (the “GLB Recommendation”).

8.2.           Proxy Statement-Prospectus.

8.2.1.             For the purposes (x) of registering FNFG Common Stock to be offered to holders of GLB Common Stock in connection with the Merger with the SEC under the Securities Act and (y) of holding the GLB Shareholders Meeting, FNFG shall draft and prepare, and GLB shall cooperate in the preparation of, the Merger Registration Statement, including a combined proxy statement and prospectus satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement/prospectus in the form mailed to the GLB shareholders, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Prospectus”).  FNFG shall file the Merger Registration Statement, including the Proxy Statement-Prospectus, with the SEC.  Each of FNFG and GLB shall use their reasonable best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and each of GLB and FNFG shall thereafter promptly mail the Proxy Statement-Prospectus to the GLB shareholders. FNFG shall also use its reasonably best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and GLB shall furnish all information concerning GLB and the holders of GLB Common Stock as may be reasonably requested in connection with any such action.

8.2.2.             GLB shall provide FNFG with any information concerning itself that FNFG may reasonably request in connection with the drafting and preparation of the Proxy Statement-Prospectus, and FNFG shall notify GLB promptly of the receipt of any comments of the SEC with respect to the Proxy Statement-Prospectus and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to GLB promptly copies of all correspondence between FNFG or any of their representatives and the SEC. FNFG shall give GLB and its counsel the opportunity to review and comment on the Proxy Statement-Prospectus prior to its being filed with the SEC and shall give GLB and its counsel the opportunity to review and comment on all amendments and supplements to the Proxy Statement-Prospectus and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC.  Each of FNFG and GLB agrees to use all reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement-Prospectus and all required amendments and supplements thereto to be mailed to the holders of GLB Common Stock entitled to vote at the GLB Shareholders Meeting hereof at the earliest practicable time.

8.2.3.             GLB and FNFG shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.  In such event, GLB shall cooperate with FNFG in the preparation of a supplement or amendment to such Proxy Statement-Prospectus that corrects such misstatement or omission, and FNFG shall file an amended Merger Registration Statement with the SEC, and each of GLB shall mail an amended Proxy Statement-Prospectus to the GLB shareholders. If requested by FNFG, GLB shall obtain a “comfort” letter from its independent certified public accountant, dated as of the date of the Proxy Statement-Prospectus and updated as of the date of consummation of the Merger, with respect to certain financial information regarding GLB, in form and substance that is customary in transactions such as the Merger.

8.3.           Regulatory Approvals.

Each of GLB and FNFG will cooperate with the other and use all reasonable efforts to promptly prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, waivers, approvals and authorizations of the SEC, the Bank Regulators and any other third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement. GLB and FNFG will furnish each other and each other’s counsel with all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with the Proxy Statement-Prospectus and any application, petition or any other statement or application made by or on behalf of GLB, FNFG to any Bank Regulatory or governmental body in connection with the Merger, and the other transactions contemplated by this Agreement. GLB shall have the right to review and approve in advance all characterizations of the information relating to GLB and any of its Subsidiaries, which appear in any filing made in connection with the transactions contemplated by this Agreement with any governmental body.  FNFG shall give GLB and its counsel the opportunity to review and comment on each filing prior to its being filed with a Bank Regulator and shall give GLB and its counsel the opportunity to review and comment on all amendments and supplements to such filings and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, a Bank Regulator.

8.4.           Affiliates.

8.4.1.             GLB shall use all reasonable efforts to cause each director, executive officer and other person who is an “affiliate” (for purposes of Rule 145 under the Securities Act) of GLB to deliver to FNFG, as soon as practicable after the date of this Agreement, and at least thirty (30) days prior to the date of the GLB Shareholders Meeting, a written agreement, in the form of Exhibit C hereto, providing that such person will not sell, pledge, transfer or otherwise dispose of any shares of FNFG Common Stock to be received by such “affiliate,” as a result of the Merger otherwise than in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder.

ARTICLE IX
CLOSING CONDITIONS

9.1.           Conditions to Each Party’s Obligations under this Agreement.

The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

9.1.1.             Shareholder Approval. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of GLB.

9.1.2.             Injunctions.  None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the transactions contemplated by this Agreement and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any

Governmental Entity or Bank Regulator, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

9.1.3.             Regulatory Approvals.  All Regulatory Approvals and other necessary approvals, authorizations and consents of any Governmental Entities required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals, authorizations or consents shall have expired; and no such approval, authorization or consent shall include any condition or requirement, excluding standard conditions that are normally imposed by the regulatory authorities in bank merger transactions, that would, in the good faith reasonable judgment of the Board of Directors of FNFG, materially and adversely affect the business, operations, financial condition, property or assets of the combined enterprise of GLB, GBSB and FNFG or materially impair the value of GLB or GBSB to FNFG.

9.1.4.             Effectiveness of Merger Registration Statement.  The Merger Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of FNFG Common Stock in the Merger is subject to the blue sky laws of any state, shall not be subject to a stop order of any state securities commissioner.

9.1.5.             Nasdaq Listing.  The shares of FNFG Common Stock to be issued in the Merger shall have been authorized for listing on the Nasdaq, subject to official notice of issuance.

9.1.6.             Tax Opinion.  On the basis of facts, representations and assumptions which shall be consistent with the state of facts existing at the Closing Date, FNFG shall have received an opinion of Luse Gorman Pomerenk & Schick, P.C., reasonably acceptable in form and substance to FNFG, and GLB shall have received an opinion of  Hodgson Russ, LLP reasonably acceptable in form and substance to GLB, each dated as of the Closing Date, substantially to the effect that for federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.  In rendering the tax opinions described in this Section 9.1.6, the law firms may require and rely upon customary representations contained in certificates of officers of FNFG and GLB and their respective Subsidiaries.

9.2.           Conditions to the Obligations of FNFG under this Agreement.

The obligations of FNFG under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.2.1 through 9.2.5 at or prior to the Closing Date:

9.2.1.             Representations and Warranties.  Each of the representations and warranties of GLB set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made on the Effective Time (except to the extent such representations and warranties speak as of an earlier date), in any case subject to the standard set forth in Section

4.1; and GLB shall have delivered to FNFG a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of GLB as of the Effective Time.

9.2.2.             Agreements and Covenants.  GLB shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time, and FNFG shall have received a certificate signed on behalf of GLB by the Chief Executive Officer and Chief Financial Officer of GLB to such effect dated as of the Effective Time.

9.2.3.             Permits, Authorizations, Etc.  GLB shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger and the Bank Merger.

9.2.4.             Dissenting Shares.  As of immediately prior to the Effective Time, not more than 5% of the issued and outstanding shares of GLB Common Stock shall have dissented to the Merger under the DGCL, and preserved, as of immediately prior to the Effective Time, the right to pursue their right of appraisal for the fair value of their shares of GLB Common Stock under the DGCL.

9.2.5.             No Material Adverse Effect.  Since December 31, 2006, no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on GLB.

GLB will furnish FNFG with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.2 as FNFG may reasonably request.

9.3.           Conditions to the Obligations of GLB under this Agreement.

The obligations of GLB under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.3.1 through 9.3.5 at or prior to the Closing Date:

9.3.1.                      Representations and Warranties.  Each of the representations and warranties of FNFG set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made on the Effective Time (except to the extent such representations and warranties speak as of an earlier date), in any case subject to the standard set forth in Section 5.1; and FNFG shall have delivered to GLB a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of FNFG as of the Effective Time.

9.3.2.             Agreements and Covenants.  FNFG shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time, and GLB shall have received a certificate signed on behalf of FNFG by the Chief Executive Officer and Chief Financial Officer to such effect dated as of the Effective Time.

9.3.3.             Permits, Authorizations, Etc.  FNFG shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger and the Bank Merger.

9.3.4.             Payment of Merger Consideration.  FNFG shall have delivered the Exchange Fund to the Exchange Agent on or before the Closing Date and the Exchange Agent shall provide GLB with a certificate evidencing such delivery.

9.3.5.             No Material Adverse Effect.  Since December 31, 2006, no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on FNFG.

FNFG will furnish GLB with such certificates of their officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.3 as GLB may reasonably request.

ARTICLE X
THE CLOSING

10.1.                      Time and Place.

Subject to the provisions of Articles IX and XI hereof, the Closing of the transactions contemplated hereby shall take place at the offices of Luse Gorman Pomerenk & Schick, 5335 Wisconsin Avenue, Suite 400, Washington, D.C. at 10:00 a.m., or at such other place or time upon which FNFG and GLB mutually agree.  A pre-closing of the transactions contemplated hereby (the “Pre-Closing”) shall take place at the offices of Luse Gorman Pomerenk & Schick, 5335 Wisconsin Avenue, Suite 400, Washington, D.C. at 10:00 a.m. on the day prior to the Closing Date.

10.2.                      Deliveries at the Pre-Closing and the Closing.

At the Pre-Closing there shall be delivered to FNFG and GLB the opinions, certificates, and other documents and instruments required to be delivered at the Pre-Closing under Article IX hereof. At or prior to the Closing, FNFG shall have delivered the Merger Consideration as set forth under Section 9.3.4 hereof.

ARTICLE XI
TERMINATION, AMENDMENT AND WAIVER

11.1.                      Termination.

This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the shareholders of GLB:

11.1.1.                      At any time by the mutual written agreement of FNFG and GLB;

11.1.2.                      By the Board of Directors of either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such breach by the terminating party to the other party provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.2 unless the breach of representation or warranty, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.1 (in the case of a breach of a representation or warranty by GLB) or Section 9.3.1 (in the case of a breach of a representation or warranty by FNFG);

11.1.3.                      By the Board of Directors of either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party, which failure by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such failure by the terminating party to the other party provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.3 unless the breach of covenant or agreement, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.2 (in the case of a breach of covenant by GLB) or Section 9.3.2 (in the case of a breach of covenant by FNFG);

11.1.4.                      At the election of the Board of Directors of either party if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by FNFG and GLB; provided, that no party may terminate this Agreement pursuant to this Section 11.1.4 if the failure of the Closing to have occurred on or before said date was due to such party’s material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

11.1.5.                      By the Board of Directors of either party if the shareholders of GLB shall have voted at the GLB Shareholders Meeting on the transactions contemplated by this Agreement and such vote shall not have been sufficient to approve such transactions;

11.1.6.                      By the Board of Directors of either party if (i) final action has been taken by a Bank Regulator whose approval is required in connection with this Agreement and the transactions contemplated hereby, which final action (x) has become unappealable and (y) does not approve this Agreement or the transactions contemplated hereby, or (ii) any court of competent jurisdiction or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

11.1.7.                      By the Board of Directors of either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) in the event that any of the conditions precedent to the obligations of such party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 11.1.4 of this Agreement.

11.1.8.                      By the Board of Directors of FNFG if GLB has received a Superior Proposal, and in accordance with Section 6.10 of this Agreement, the Board of Directors of GLB has entered into an acquisition agreement with respect to the Superior Proposal, terminated this Agreement, or withdraws its recommendation of this Agreement, fails to make such recommendation or modifies or qualifies its recommendation in a manner adverse to FNFG.

11.1.9.                      By the Board of Directors of GLB if GLB has received a Superior Proposal, and in accordance with Section 6.10 of this Agreement, the Board of Directors of GLB has made a determination to accept such Superior Proposal.

11.1.10.                      By GLB, if its Board of Directors so determines by a majority vote of the members of its entire Board, at any time during the five-day period commencing on the Determination Date, such termination to be effective on the 30th day following such Determination Date (“Effective Termination Date”), if both of the following conditions are satisfied:

(i)           The FNFG Market Value on the Determination Date is less than $11.30; and

(ii)           the number obtained by dividing the FNFG Market Value on the Determination Date by the Initial FNFG Market Value (“FNFG Ratio”) shall be less than the quotient obtained by dividing the Final Index Price by the Initial Index Price minus 0.20;

subject, however, to the following three sentences.  If GLB elects to exercise its termination right pursuant to this Section 11.1.10, it shall give prompt written notice thereof to FNFG.  During the five business day period commencing with its receipt of such notice, FNFG shall have the option of paying additional Merger Consideration in the form of FNFG Common Stock, cash, or a combination of FNFG Common Stock and cash so that the Aggregate FNFG Share Amount shall be valued at the lesser of (i) the product of 0.80 and the Initial FNFG Market Value or (ii) the product obtained by multiplying the Index Ratio by the Initial FNFG Market Value.  If within such five business day period, FNFG delivers written notice to GLB that it intends to proceed with the Merger by paying such additional consideration, as contemplated by the preceding sentence, then no termination shall have occurred pursuant to this Section 11.10 and this Agreement shall remain in full force and effect in accordance with its terms (except that the Merger Consideration shall have been so modified).

For purposes of this Section 11.1.10, the following terms shall have the meanings indicated below:

 “Determination Date” shall mean the first date on which all Regulatory Approvals (and waivers, if applicable) necessary for consummation of the Merger and the Bank Merger have been received (disregarding any waiting period).

 “Final Index Price,” means the average of the daily closing value of the Index, as reported by SNL Securities, for the five consecutive trading days immediately preceding the Determination Date.

“FNFG Market Value” shall be the average of the daily closing sales prices of a share of FNFG Common Stock as reported on the Nasdaq for the five consecutive trading days immediately preceding the Determination Date.

 “Index” means the SNL Bank and Thrift index as reported by SNL securities.

“Initial FNFG Market Value” means the closing sales price of a share of FNFG Common Stock, as reported on the Nasdaq, on the five trading days immediately preceding the public announcement of this Agreement, adjusted as indicated in the last sentence of this Section 11.1.10.

“Initial Index Price” means the closing value of the Index as reported by SNL Securities on the trading day immediately preceding the execution of this Agreement.

“Index Ratio” shall be the Final Index Price divided by the Initial Index Price.

11.2.                      Effect of Termination.

11.2.1.                      In the event of termination of this Agreement pursuant to any provision of Section 11.1, this Agreement shall forthwith become void and have no further force, except that (i) the provisions of Sections 11.2, 12.1, 12.2, 12.6, 12.9, 12.10, and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

11.2.2.                      If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

(A)           Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(B)           In the event of a termination of this Agreement because of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys’ fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.

(C)           As a condition of FNFG’s willingness, and in order to induce FNFG, to enter into this Agreement, and to reimburse FNFG for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, GLB hereby agrees to pay FNFG, and FNFG shall be entitled to payment of a fee of $5,900,000 (the “FNFG Fee”), within three business days after written demand for payment is made by FNFG, following the occurrence of any of the events set forth below:

(i)           GLB terminates this Agreement pursuant to Section 11.1.9 or FNFG terminates this Agreement pursuant to Section 11.1.8; or

(ii)           The entering into a definitive agreement by GLB relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving GLB within twelve months after the occurrence of any of the following: (i) the termination of the Agreement by FNFG pursuant to Section 11.1.2 or 11.1.3 because of, in either case, a willful breach by GLB; or (ii) the failure of the shareholders of GLB to approve this Agreement after the occurrence of an Acquisition Proposal.

(D)           If demand for payment of the FNFG Fee is made pursuant to Section 11.2.2(C) and payment is timely made, then FNFG will not have any other rights or claims against GLB, its Subsidiaries, and their respective officers and directors, under this Agreement, it being agreed that the acceptance of the FNFG Fee under Section 11.2.2(C) will constitute the sole and exclusive remedy of FNFG against GLB and its Subsidiaries and their respective officers and directors.

11.3.                      Amendment, Extension and Waiver.

Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the shareholders of GLB), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the shareholders of GLB, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount, value or changes the form of consideration to be delivered to GLB’s shareholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE XII
MISCELLANEOUS

12.1.         Confidentiality.

Except as specifically set forth herein, FNFG and GLB mutually agree to be bound by the terms of the confidentiality agreements dated August 21, 2007 (the “Confidentiality Agreement”) previously executed by the parties hereto, which Confidentiality Agreement is hereby incorporated herein by reference. The parties hereto agree that such Confidentiality Agreements shall continue in accordance with their respective terms, notwithstanding the termination of this Agreement.

12.2.         Public Announcements.

GLB and FNFG shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law, neither GLB nor FNFG shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release, public announcement or communication has been mutually agreed upon by the parties hereto.

12.3.           Survival.

All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto or thereto shall expire on and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

12.4.           Notices.

All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by receipted hand delivery or mailed by prepaid registered or certified mail (return receipt requested) or by recognized overnight courier addressed as follows:

If to GLB, to:	Andrew W. Dorn, Jr. President and Chief Executive Officer Great Lakes Bancorp, Inc. 2421 Main Street Buffalo, New York 14214 Fax: (7168) 923-7580

With required copies to:	Kenneth P. Friedman, Esq. Hodgson Russ LLP One M&T Plaza, Suite 2000 Buffalo, New York 14203 Fax: (716) 849-0349

If to FNFG, to:	John R. Koelmel President and Chief Executive Officer First Niagara Financial Group, Inc. 6950 South Transit Road P.O. Box 514 Lockport, New York 14095-0514 Fax: (716) 625-8673

With required copies to:
John Mineo
Senior Vice President, General Counsel
First Niagara Financial Group, Inc.
6950 South Transit Road
P.O. Box 514
Lockport, New York 14095-0514
Fax: (716) 625-9262

 and

John J. Gorman, Esq.
Luse Gorman Pomerenk & Schick, P.C.
5335 Wisconsin Avenue, N.W., Suite 400
Washington, D.C. 20015
Fax: (202) 362-2902

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given: (a) as of the date delivered by hand; (b) three (3) business days after being delivered to the U.S. mail, postage prepaid; or (c) one (1) business day after being delivered to the overnight courier.

12.5.           Parties in Interest.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party.  Except as provided in Article III and Sections 7.8.2 and 7.9, nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

12.6.           Complete Agreement.

This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreement, referred to in Section 12.1, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreements referred to in Section 12.1 hereof) between the parties, both written and oral, with respect to its subject matter.

12.7.         Counterparts.

This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original.  A facsimile copy of a signature page shall be deemed to be an original signature page.

12.8.           Severability.

In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

12.9.           Governing Law.

This Agreement shall be governed by the laws of Delaware, without giving effect to its principles of conflicts of laws.

12.10.         Interpretation.

When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated.  The recitals hereto constitute an integral part of this Agreement.  References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.5.1” would be part of “Section 5.5” and references to “Section 5.5” would also refer to material contained in the subsection described as “Section 5.5.1”).  The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

12.11.         Specific Performance.

The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

IN WITNESS WHEREOF, FNFG and GLB have caused this Agreement to be executed under seal by their duly authorized officers as of the date first set forth above.

First Niagara Financial Group, Inc.

Dated: September 9, 2007	By:______________________________
Name: John R. Koelmel
Title: President and Chief Executive Officer

Great Lakes Bancorp, Inc.

Dated: September 9, 2007	By: ______________________________
Name: Andrew W. Dorn, Jr.
Title: President and Chief Executive Officer